EXECUTION VERSION

SECOND AMENDED AND RESTATED
MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

among

COMPUTER SCIENCES CORPORATION, and

CSC GOVERNMENT SOLUTIONS LLC,

as the Sellers

the PURCHASERS party hereto
and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as the Administrative Agent

Dated as of October 1, 2015

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717638455

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Section 14.14.	Invalidity	46
Section 14.15.	Governing Law	46
Section 14.16.	Consent to Jurisdiction	46
Section 14.17.	WAIVER OF JURY TRIAL	47
Section 14.18.	USA Patriot Act	47
Section 14.19.	Confidentiality	47
Section 14.20.	Additional Sellers	47
Section 14.21.	Termination of Approved Obligor	48
Section 14.22.	Addition of Approved Obligor	48
Section 14.23.	Termination of Sales by CSC as a Seller	48
Section 14.24.	Amendment and Restatement	48
Section 14.25.	Release of CSC Parent Guaranty	48
Section 14.26.	Reaffirmation of CSC	48

Schedule A	Approved Obligors
Schedule B	UCC Information
Schedule C	Electronic Services Schedule
Schedule D	Commitments of the Purchasers

Exhibit A-1	Form of Servicing Report
Exhibit A-2	Form of Servicing Report (Delivered Outside of PrimeRevenue System)
Exhibit B	Form of Joinder Agreement

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SECOND AMENDED AND RESTATED
MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT, dated as of October 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among CSC GOVERNMENT SOLUTIONS LLC, a Nevada limited liability company (“CSC Solutions”), COMPUTER SCIENCES CORPORATION, a Nevada corporation (“CSC”) and each Additional Seller (as defined below) that becomes a party hereto (each, a “Seller”, and collectively, the “Sellers”), each PURCHASER party hereto and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMUNY”), as administrative agent for the Purchasers (the “Administrative Agent”).

RECITALS:
The Sellers, BTMUNY, as Purchaser and the Administrative Agent are parties to the Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of August 20, 2015 (as heretofore amended, supplemented or otherwise modified, the “Original Purchase Agreement”), pursuant to which BTMUNY, as Administrative Agent, has (on behalf of the Purchasers) purchased various Receivables from the Sellers.
The Sellers, the Purchasers and the Administrative Agent have agreed to amend and restate the terms of the Original Purchase Agreement in order to (i) increase the Aggregate Commitments, (ii) add CSGS (as defined below) as a guarantor under the CSGS Parent Guaranty (as defined below) and (iii) make the other modifications set out in this Agreement, in each case, on the terms and subject to the conditions set forth in this Agreement.

SECTION 1.	DEFINITIONS AND INTERPRETATION
In this Agreement, the following terms shall have the meanings ascribed thereto:
“Account Control Agreement” means a deposit account control agreement with respect to a Seller Account, in form and substance satisfactory to the parties thereto, among the applicable Seller or Seller Representative (in its capacity as owner of the Seller Account), the Administrative Agent and the applicable depository institution.
“Accrued Aggregate Unreimbursed Purchase Discount” means, in relation to a given Settlement Date or Termination Settlement Date, as applicable, the portion of the Aggregate Unreimbursed Purchase Discount accrued during the immediately preceding Settlement Period.
“Additional Seller” as defined in Section 14.20.
“Additional Seller Conditions Precedent” means, in respect of any proposed Additional Seller, that (i) each Purchaser’s know-your-customer requirements with respect to such proposed Additional Seller have been satisfied; and (ii) each applicable Parent Guaranty covering the obligations of such proposed Additional Seller has been issued and is in full force and effect.
“Adjusted Purchase Price” as defined in Section 2.3.
“Administration Fee” as defined in Section 3.5.

“Adverse Claim” means any mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any Person or any other type of adverse claim or preferential arrangement having a similar effect (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), in each case other than as arising under this Agreement.
“Administrative Agent’s Account” means the account of the Administrative Agent located at BTMUNY with account number 97770191, or such other account as notified to the Seller Representative from time to time by the Administrative Agent in writing.
“Affiliate” means, as to any Person, any other present or future Person controlling, controlled by or under common control with, such Person.
“Aggregate Commitments” means the sum of the Commitments of the Purchasers.
“Aggregate Unreimbursed Purchase Discount” means the aggregate of all Purchase Discounts that the Administrative Agent elects, in accordance with Section 2.3, not to deduct from the Net Face Value when calculating the Purchase Price on any Settlement Date, the portion of which has not been paid by the Seller Representative or any Seller to the Administrative Agent by deposit into the Administrative Agent’s Account.
“Agreement” as defined in the preamble hereto.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any Seller from time to time concerning or relating to bribery or corruption in connection with any action contemplated by this Agreement.
“Applicable Margin” means 0.53%, per annum.
“Approved Obligor” means each Obligor listed on Schedule A, as the same may be updated from time to time in accordance with Sections 14.21 and 14.22.
“Approved Obligor Buffer Period” means for each Approved Obligor, the number of days set forth under the heading “Approved Obligor Buffer Period” for such Approved Obligor on Schedule A.
“Approved Obligor Termination Event” means, with respect to a particular Approved Obligor, (i) the failure of the United States House of Representatives to appropriate sufficient funds to the applicable agency or department of the U.S. Government of which such Approved Obligor is a part (thereby preventing such Approved Obligor from making payments to the relevant Seller or the Administrative Agent (for the ratable benefit of the Purchasers)); or (ii) the occurrence of a Non-Payment Event.
“Asset Interest” as defined in Section 2.1(b).
“Assignment and Assumption” means, an assignment and assumption agreement on customary market terms in form acceptable to the Administrative Agent.
“Billed Receivable” means a Receivable which is evidenced by an Invoice.
“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with determining LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease” means, with respect to any Person, any lease of any property by such Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collection Account” means each of (a) the account of CSC located at Wells Fargo (ABA No. 026009580) with account number 412-8885639; (b) the account the Seller Representative located at Bank of America (ABA No. 026009593) with account number 4427274389; and (c) an account of a Seller or the Seller Representative located at a depository bank satisfactory to the Administrative Agent, in each case which account is subject to an Account Control Agreement.
“Collections” means, with respect to any Purchased Receivable, all payments made on such Purchased Receivable and any other payments, receipts or recoveries received by a Seller with respect to such Purchased Receivable.
“Commitment” means, as to each Purchaser, its obligation to purchase Asset Interests in Purchased Receivables pursuant to Section 2.1(b), in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Purchaser’s name on Schedule D or in the Assignment and Assumption pursuant to which such Purchaser becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Contract” means, with respect to any Receivable, the applicable contract or purchase order with respect to such Receivable between a Seller and the applicable Approved Obligor, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Conversion Date” as defined in Section 2.9.
“Conversion Date Adjustment Amount” means, with respect to each Eligible Unbilled Receivable that is the subject of a Conversion Date, the positive difference, if any, between (a) the amount payable by the applicable Approved Obligor with respect to such Purchased Receivable immediately prior to its Conversion Date and (b) the amount payable by the applicable Approved Obligor with respect to such Purchased Receivable immediately upon giving effect to its Conversion Date.
“CSC Parent Guaranty” means the Amended and Restated Guaranty, dated as of August 20, 2015, by CSC in favor of the Administrative Agent, for the benefit of the Purchasers.
“CSGS” means Computer Sciences Government Services, Inc., a Nevada corporation.
“CSGS Parent Guaranty” means that certain Guaranty, dated as of the date hereof, by CSGS in favor of the Administrative Agent, for the benefit of the Purchasers.
“CSC Guaranty Termination Date” means the date on which each Parent Guaranty provided by CSC is terminated in accordance with Section 14.25.
“Debt” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and (c)

obligations of such Person as lessee under Capital Leases; provided that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of a Seller or its Affiliates and owned by a Seller or its Affiliates so long as (i) recourse for such borrowings is limited to such policies and the proceeds thereof and (ii) any value assigned to such polices on the consolidated financial statements of a Seller and its Subsidiaries is net of the amount of such borrowings.
“Deemed Repurchase” as defined in Section 2.2.
“Defaulting Purchaser” means, subject to Section 2.11(c), any Purchaser that (a) has failed to (i) fund all or any portion of such Purchaser’s Pro Rata Share of any Payment Amount by the time such amount was required to be funded hereunder unless such Purchaser notifies the Administrative Agent and the Seller Representative in writing that such failure is the result of such Purchaser’s good faith determination that one or more of the conditions precedent to funding (specifically identified in writing and including the particular default if any) has not been satisfied, or (ii) pay to the Administrative Agent or any other Purchaser any other amount required to be paid by it hereunder within two Business Days of the date when such payment is due, (b) has notified the Seller Representative, any Seller, the Administrative Agent, or any Purchaser in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to the effect that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Purchaser’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Seller Representative, to confirm in writing to the Administrative Agent and the Seller Representative that it will comply with its prospective funding obligations hereunder (provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Seller Representative) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Event; provided that a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any equity interest in that Purchaser or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser. Any determination by the Administrative Agent that a Purchaser is a Defaulting Purchaser under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Purchaser shall be deemed to be a Defaulting Purchaser (subject to Section 2.11(c)) upon delivery of written notice of such determination to the Seller Representative and each Purchaser.
“Dilution” means, with respect to any Receivable, (a) any discount, adjustment, deduction, or reduction (including, without limitation, as a result of any rate variance under the related Contract or as a result of any set-off whatsoever effected by the Approved Obligor, whether in relation to a payment obligation, tax or other amount payable by a Seller to such Approved Obligor (or any other branch or agency of the U.S. Government)), in each case, that would have the effect of reducing the amount of part or all of such Receivable and (b) the Conversion Date Adjustment Amount (if any) with respect to such Receivable.
“Discounted Purchase Price” as defined in Section 2.3.
“Discount Period” means, with respect to any Receivable the number of days from (and including) the applicable Purchase Date of such Receivable to (but not including) the date which is the last day of the

Approved Obligor Buffer Period for the Approved Obligor of such Receivable following the Maturity Date of such Receivable.
“Discount Rate” means, with respect to any Receivable, a rate per annum equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.
“Dispute” means, with respect to any Receivable, any Dilution with respect to such Receivable (other than any Dilutions specifically taken into account in determining the Purchase Price for such Receivable), or any refusal to pay as a result of any bona fide dispute, deduction, claim, offset, defense, counterclaim, discount, retainage, allowance, or warranty issue of any kind between a Seller and the applicable Approved Obligor (or any of their respective affiliates) relating to such Receivable, including, without limitation, any products liability claim arising out of or in connection with such Receivable, in each case, which is reasonably likely to reduce the amount due and payable by any Approved Obligor with respect to such Receivable.
“Dollar” and “$” means the lawful currency of the United States of America.
“Eligible Receivable” means a Receivable backed by the full faith and credit of the U.S. Government and arising from the sale of Goods and Services pursuant to a Contract with an Approved Obligor, including Receivables that have been billed pursuant to an Invoice and Eligible Unbilled Receivables; provided that, with respect to each Eligible Receivable that is a Billed Receivable, such Receivable shall not be more than 45 days past due; provided further that Eligible Receivables shall not include any Receivable, the Obligor of which has agreed to pay such Receivable via credit card.
“Eligible Unbilled Receivable” means a Receivable arising from a “cost plus fixed fee” or “time and materials” Contract where work has been performed by the relevant Seller and revenue has been recognized in accordance with GAAP, thereby generating an unbilled receivable balance and such Receivable has been recorded in the Seller’s general ledger system and reported to the Administrative Agent on the applicable Servicing Report, including those Receivables that are unbilled due to "administrative delays" but excluding, without limitation, Excluded Unbilled Receivables.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Purchaser or required to be withheld or deducted from a payment to the Administrative Agent or such Purchaser, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of the Administrative Agent or such Purchaser (i) being organized under the laws of, or having its principal office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) having a present or former connection with the jurisdiction imposing such Tax (other than any such connection arising solely from the Administrative Agent or such Purchaser, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under or enforced this Agreement), (b) Taxes attributable to the Administrative Agent’s or such Purchaser’s failure to provide tax forms to the Seller Representative in accordance with Section 12.1 and (c) any U.S. federal withholding Taxes imposed under FATCA.
“Excluded Unbilled Receivables” means each of the following: (i) any unbilled receivable arising under a “firm fixed price” contract and any contract with “estimate at completion” adjustments; (ii) any unbilled receivable arising under a firm-fixed price contract where the account debtor is billed less than the amount to be received under the contract (based on the “percentage-of-completion” method of revenue recognition); (iii) any unbilled receivable arising under a contract where the account debtor is billed in excess of the costs incurred to date; (iv) any unbilled receivable in respect of “at-risk” projects (including, without limitation, scenarios where the Seller starts working prior to obtaining a signed contract); (v) any unbilled receivable arising under a contract based on milestone billing periods; and (vi) any award or incentive fee structures where the Seller is unable to bill for the award or fee until the government awards the fee through a formal contract modification or approval process.
“Existing Account” means, with respect to:
(i)    CSC, the deposit accounts of CSC located at Wells Fargo (ABA No. 026009580) with account numbers 2100012761646 and 2100012761138;
(ii)    CSC Solutions, the deposit accounts of CSC Solutions or the Seller Representative located at Bank of America (ABA No. 026009593) with account number 4427274363;
(iii)    each Additional Seller, each deposit account of such Additional Seller specified as such in the applicable Joinder Agreement; and
(iv)    any other deposit account located at a depository bank satisfactory to the Administrative Agent;
in each case which deposit account is subject to an Account Control Agreement.
“FACA” means the Federal Assignment of Claims Act, 41 U.S.C. § 15, as supplemented by the Federal Acquisition Regulations, 48 C.F.R.
“Facility Suspension Event” means (i) the occurrence of a Servicer Replacement Event or (ii) the occurrence of a Shutdown of the U.S. Government, or (iii) any disclaimer of its obligations by the guarantor under any Parent Guaranty or failure of any Parent Guaranty to be in full force and effect; provided that with respect to each Parent Guaranty provided by CSC, this clause (iii) shall only apply prior to the CSC Guaranty Termination Date.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Final Collection Date” means the Business Day following the termination of purchases under this Agreement on which all amounts to which the Purchasers shall be entitled in respect of Purchased Receivables and all other amounts owing to the Administrative Agent and the Purchasers hereunder and under the other Purchase Documents are paid in full.
“Final Maturity Date” means the Maturity Date of the last outstanding Purchased Receivable.
“Funded Amount” means, as of any date of determination, the difference between (a) the sum of all Purchase Prices paid hereunder and (b) the sum of all Collections actually received by the Administrative Agent by deposit into the Administrative Agent’s Account (or, prior to the Restatement Date, by any Purchaser by deposit into any predecessor Purchaser account).
“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goods and Services” means, with respect to any Receivable, those goods sold by a Seller to the applicable Approved Obligor and any related services provided by such Seller to such Approved Obligor pursuant to the applicable Contract.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Indemnified Liabilities” as defined in Section 14.1.
“Indemnified Party” as defined in Section 14.1.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Seller under this Agreement.
“Ineligible Assignee” means any Person whose primary business is to engage in the sale or provision of information technology services as determined by the Seller Representative in good faith based on publicly available information.
“Insolvency Event” means, with respect to any Person, such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); or (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; or (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; or (iv) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditor’s rights, or a petition is presented for its winding‑up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof; or (v) has a resolution passed for its winding‑up, official management or liquidation; or (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; or (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter, or (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive), or (ix) takes any corporate or other organizational action to authorize any of the foregoing.
“Invoice” means, with respect to any Receivable, the invoice with respect to such Receivable issued by a Seller to the applicable Approved Obligor for the payment for the applicable Goods and Services supplied provided pursuant to the applicable Contract.
“Joinder Agreement” means a joinder agreement, in the form of Exhibit B hereto.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
“Late Payment Amount” as defined in Section 3.1.

“LIBOR” means the rate established by the Administrative Agent (calculated on the basis of actual days elapsed over a 360-day year) equal to the London interbank offered rate, as administered by the ICE Benchmark Administration (or any other person which takes over the administration of such rate) appearing on the Reuters page that displays such rate (such page currently being the LIBOR01 page) as of 1:00 p.m. (London time) (x) in the case of a Purchase Date, one Business Day immediately preceding the related Settlement Date, for a period equal to one month (i.e., the one-month LIBOR) or (y) in any other case, two Business Days immediately preceding the first day for which such rate is accruing, for a period matching the period over which such rate has accrued; provided, however, if a Discount Period or such other period does not match an available LIBOR quotation, then the Administrative Agent shall determine LIBOR for the purpose of such Discount Period or other period by linear interpolation of the nearest two LIBOR rates. In the event that such rate does not appear on such page or service at such time, “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its sole discretion. If, for any given date of determination, LIBOR is determined to be negative, then notwithstanding anything herein to the contrary, the LIBOR for such date shall be deemed to be zero.
“Material Adverse Effect” as defined in Section 9.1(a).
“Maturity Date” means, with respect to any Receivable, the date on which such Receivable becomes due and payable as set forth in the applicable Invoice; provided that, for the purpose of calculating the Discount Period for an Eligible Unbilled Receivable, the Maturity Date shall be deemed to be the date falling 120 days after the Purchase Date related to such Eligible Unbilled Receivable (it being understood that, from and including the Conversion Date for any such Purchased Receivable, the Maturity Date thereof shall be the date upon which such Purchased Receivable becomes due and payable as set forth in the applicable Invoice).
“Maximum Funded Amount” means the lesser of (a) the Total Outstanding Amount and (b) the Aggregate Commitments.
“Net Face Value” means, with respect to any Receivable, the amount payable by the applicable Approved Obligor under the applicable Invoice, net of any Taxes and any Dilutions specifically taken into account in determining the Purchase Price for such Receivable as of the applicable Purchase Date.
“Non-Payment Event” as defined in Section 5.4.
“Obligor” means, with respect to any Receivable, the Person that is obligated to make payments in respect of such Receivable pursuant to the applicable Contract.
“Overdue Receivable” as defined in Section 5.4.
“Parent Guaranty” means, (a) in respect of CSC, as a Seller, the CSGS Parent Guaranty, (b) in respect of CSC Solutions, as a Seller, (i) the CSGS Parent Guaranty and (ii) prior to the CSC Guaranty Termination Date, the CSC Parent Guaranty, and (c) in respect of each Additional Seller, (i) the CSGS Parent Guaranty and (ii) prior to the CSC Guaranty Termination Date, a New York law guaranty issued by CSC in favor of the Administrative Agent (for the benefit of the Purchasers), which guarantees such Additional Seller’s obligations hereunder, which guaranty shall be in form and substance satisfactory to the Administrative Agent.
“Participant” as defined in Section 14.6(d).

“PATRIOT Act” as defined in Section 14.18.
“Payment Amount” means, as of any given Settlement Date, the difference between (a) the Maximum Funded Amount minus the Funded Amount and (b) the Accrued Aggregate Unreimbursed Purchase Discount plus any other amounts owing to the Administrative Agent or any Purchaser by a Seller under this Agreement as of such Settlement Date; provided, however, that if the Administrative Agent does not receive (on or before 12:00 p.m. (New York time)) the full amount of any funding expected from the Purchasers, then any positive Payment Amount will be reduced to $0 in accordance with Section 2.2.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Prime Commercial Rate” means the rate of interest most recently published in the Money Rates section of The Wall Street Journal from time to time as the Prime Rate in the United States of America or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change. If, for any given date of determination, the Prime Commercial Rate is determined to be negative, then notwithstanding anything herein to the contrary, the Prime Commercial Rate for such date shall be deemed to be zero.
“PrimeRevenue System” means the Administrative Agent's communication tool accessible via the internet to enable clients to offer various receivables for sale to the Administrative Agent and for the loading approval and monitoring of such receivables on a platform, the terms of use of which are set out in Schedule C and are hereby incorporated herein.
“Proposed Repurchase Date” means, with respect to any Purchased Receivable, the date set forth in any notice delivered pursuant to Section 11.2 requiring the repurchase by the applicable Seller of such Purchased Receivable.
“Pro Rata Share” means, with respect to any Purchaser, the result (expressed as a percentage) of dividing the Commitment of such Purchaser by the Aggregate Commitments.
“Purchase Date” means, with respect to any Purchased Receivable, the date such Purchased Receivable is purchased by the Administrative Agent (on behalf of the Purchasers) pursuant to Section 2.1.
“Purchase Discount” means, with respect to any Receivable, the amount determined as the “Purchase Discount” in the calculation of the Purchase Price for such Receivable pursuant to Section 2.3.
“Purchase Document” means each of this Agreement, each Parent Guaranty, each Servicing Report and each fee letter, together with all other documents, instruments or agreements executed and delivered by a Seller or the Seller Representative to or for the benefit of the Administrative Agent or any Purchaser in connection herewith.
“Purchase Price” means, with respect to any Receivable, the amount determined as the “Discounted Purchase Price” or the “Adjusted Purchase Price,” as applicable, pursuant to Section 2.3.

“Purchased Receivable” means a Receivable purchased by the Administrative Agent (on behalf of the Purchasers) in accordance with the terms and conditions hereof; provided that a Receivable purchased hereunder and subsequently repurchased by the applicable Seller pursuant to the terms and conditions hereof shall, upon the Repurchase Date therefor and upon receipt by the Purchasers of the Repurchase Price therefor, cease to be a Purchased Receivable.
“Purchaser” means each Person listed on Schedule D and any other Person that shall become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Receivable” means the monetary obligation of an Obligor to a Seller arising under a Contract which is evidenced by an Invoice or, in the case of an Eligible Unbilled Receivable, other form of evidence reasonably acceptable to the Administrative Agent (in each case, including the right to receive payment of any interest or finance charges or other liabilities of such Obligor under such Contract), all Related Assets with respect thereto, and all Collections and other proceeds with respect to the foregoing.
“Reconciliation Date” means the Business Day immediately preceding each Settlement Date and each Termination Settlement Date.
“Refundable Discount Advance” as defined in Section 2.8(b).
“Refundable Discount Advance Account” as defined in Section 2.8(b).
“Related Assets” means, with respect to any Receivable (i) all related rights and remedies under or in connection with the applicable Contract, including bills of lading, bills of exchange, promissory notes and accessions, (ii) all guaranties, suretyships, letters of credit, security, liens and other arrangements supporting payment thereof, (iii) all applicable Sales Records (including electronic records), (iv) all related insurance, and (v) all proceeds of the foregoing.
“Remittance Account” means the account of the Seller Representative located at Bank of America, NA (ABA No. 111000012) with account number 4427274350, or such other account as notified to the Administrative Agent from time to time by the Seller Representative in writing.
“Repurchase Date” means, with respect to any Purchased Receivable, the date on which such Purchased Receivable is repurchased by the applicable Seller in accordance with the terms and conditions hereof.
“Repurchase Event” means, with respect to any Purchased Receivable: (i) any representation or warranty made by a Seller in Section 9.2 with respect to such Purchased Receivable shall be materially inaccurate, incorrect or untrue on any date as of which it is made or deemed to be made; (ii) a Dispute shall have occurred with respect to such Purchased Receivable; (iii) the breach of any covenant made by a Seller in Section 4.3, Section 5.1, Section 5.2 or Section 10.1 with respect to such Purchased Receivable; or (iv) the Administrative Agent elects to cause the applicable Seller to repurchase an Eligible Unbilled Receivable in accordance with Section 2.9 (A) following the Termination Date or (B) at such time following a Facility Suspension Event that the Commitments are reduced to zero.
“Repurchase Price” means, with respect to any Purchased Receivable, the amount determined as the “Repurchase Price” for such Purchased Receivable pursuant to Section 11.1.

“Required Purchasers” means, at any time, Purchasers whose Asset Interests represent in excess of 50% of the total value of all Asset Interests. The Asset Interests of any Defaulting Purchaser shall be disregarded for purposes of calculating the Required Purchasers.
“Restatement Date” means, subject to Section 8.1, the date of this Agreement.
“Retained Obligations” as defined in Section 4.2.
“Sales Records” means, with respect to any Receivable, the accounts, all sales ledgers, purchase and sales day books, sales invoices, supply contracts and other related books and records of a Seller relating to an Approved Obligor and on an individual Receivable basis for the purpose of identifying amounts paid or to be paid in respect of such Receivable.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Asset Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Seller” and “Sellers” as defined in the preamble hereto.
“Seller Account” means each Existing Account and each Collection Account.
“Seller Account Collateral” means collectively, (i) each Seller Account, and (ii) all checks, drafts, instruments, cash and other items at any time received for deposit into a Seller Account, wire transfers of funds, automated clearing house entries, credits from merchant card transactions and other electronic funds transfers or other funds deposited into, credited to, or held for deposit into or credit to, a Seller Account, but only to the extent that any such items referred to in this clause (ii) are Collections; provided that Seller Account Collateral shall not include Seller Funds.
“Seller Funds” means all checks, drafts, instruments, cash and other items that, in each case, are not Collections, and that at any time are received for deposit into a Seller Account.
“Seller Representative” as defined in Section 2.5.
“Servicer Replacement Event” means any of the following:
(a)     the failure by the Seller Representative to issue an Invoice for an Eligible Unbilled Receivable in accordance with the terms of Section 2.9;
(b)     the failure by the Seller Representative to submit a Servicing Report on any Reconciliation Date pursuant to the terms of this Agreement;
(c)     the failure of a Seller to pay any amount due hereunder and such failure is not cured within two Business Days of the date on which the same shall be due and payable;
(d)    the failure of the Administrative Agent to have a first priority security interest in any Existing Account or any Collection Account;
(e)     the failure by a Seller to comply with any covenants set forth in Section 4.3, Section 5.1, Section 5.2, Section 6.1 and Section 10.1, where such failure is not cured within ten days after the earlier to occur of (i) written notice thereof having been given to such Seller by the Administrative Agent or any Purchaser or (ii) actual knowledge thereof by such Seller of such failure;
(f)     the failure by a Seller to comply with any covenant in this Agreement not covered by clause (a), (b), (c), (d) or (e) above , where such failure is not cured within thirty days after the earlier to occur of (i) written notice thereof having been given to such Seller by the Administrative Agent or any Purchaser or (ii) actual knowledge thereof by such Seller of such failure;
(g)     a material breach of any representation or warranty by a Seller hereunder;
(h)     the occurrence of an Insolvency Event with respect to a Seller;
(i)     the failure of a Seller or any Significant Subsidiary thereof to pay any principal of or premium or interest of any of its Debt or any payment obligation in respect of guarantees of a Seller or any Significant Subsidiary of Debt owed to any Person which is outstanding in a principal amount of at least $250,000,000 in the aggregate (but excluding Debt arising under this Agreement) (collectively, “Material Indebtedness”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by a required prepayment of insurance proceeds or by a required prepayment as a result of formulas based on asset sales or excess cash flow), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided that (i) if each of the Purchasers is a party, as creditor, under such Material Indebtedness and (ii) the creditors under such Material Indebtedness waive the applicable default giving rise to the Servicer Replacement Event under this clause (i), then such Servicer Replacement Event shall also be deemed waived without any further action by the Purchasers;
(j)     the rendering of any judgment or order for the payment of money in excess of $250,000,000 against a Seller or any Significant Subsidiary thereof that is not promptly paid by the Seller or such Significant Subsidiary and either enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that any such judgment or order shall not be a Servicer Replacement Event as defined herein if and to the extent that (i) the amount of such judgment or order is covered by a valid and binding policy of insurance covering payment thereof, (ii) such insurer shall be rated at least "A.-" by A.M. Best Company and the Seller deems the claims recovery as "probable" in its financial statements and (iii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
(k)     the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of any Seller (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of any Seller entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; provided that (i) the Spin-Off shall not be a Servicer Replacement Event as defined herein and (ii) if any Seller shall become a wholly owned Subsidiary of a publicly owned Person whose beneficial ownership is, immediately after the Seller shall become such a wholly owned subsidiary of such Person, substantially identical to that of any Seller immediately prior to such circumstance (a “Holding Company”), such circumstance shall not be a Servicer Replacement Event as defined herein unless the beneficial ownership of such Holding Company shall be acquired as set forth in this clause (k).

“Servicing Fee” as defined in Section 5.1.
“Servicing Report” means (a) at all times prior to the Termination Date, a servicing report in the form of Exhibit A-1 or, if permitted by Section 6.1, in the form of Exhibit A-2, as applicable, or otherwise in form and substance satisfactory to the Administrative Agent and the Seller Representative and (b) at all times on and following the Termination Date, a report in form and substance satisfactory to the Administrative Agent and the Seller Representative, and containing (without limitation) the following information: (i) a list clearly identifying all outstanding Purchased Receivables, (ii) the amount of all Collections received during the immediately preceding Settlement Period, together with details as to the Purchased Receivables in respect of which such Collections were received and (iii) aging reports with respect to each outstanding Purchased Receivable.
“Settlement Date” means each Tuesday and Thursday; provided, however, that (x) if a Settlement Date falls on a day that is not a Business Day, then the Settlement Date shall be the next following Business Day and (y) the final Settlement Date shall occur on the Business Day immediately preceding the Termination Date.
“Settlement Period” means the period from (but excluding) one Reconciliation Date to (and including) the immediately following Reconciliation Date.
“Shutdown of the U.S. Government” means the creation of a “funding gap” caused by the failure of the United States Congress to pass legislation funding U.S. Government operations in whole or in part affecting Approved Obligor(s), or the failure of any such legislation passed by the United States Congress to become law.
“Significant Subsidiary” means, at any time, any Subsidiary of any Seller which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of such Seller determined in accordance with GAAP.
“Spin-Off” means the implementation by CSC of a corporate restructuring in accordance with the Form 10 filed by CSC with the U.S. Securities and Exchange Commission on July 13, 2015 (as amended on August 17, 2015), which results in CSC no longer being the direct or indirect parent of CSC Solutions.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Taxes” means all present and future income and other taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature imposed by any fiscal authority, together with any interest thereon and any penalties with respect thereto and any payments made on or in respect thereof; and “Taxation” and “Tax” shall be construed accordingly.

“Termination Date” means the earlier to occur of (i) August 18, 2017 or (ii) such time as the Commitments are terminated by the Administrative Agent or the Seller Representative in accordance with the terms of this Agreement.
“Termination Payment Amount” means, as of any given Termination Settlement Date, the sum of (a) the Funded Amount, (b) to the extent that the Aggregate Unreimbursed Purchase Discount has not been paid in full, the Accrued Aggregate Unreimbursed Purchase Discount and (c) any other amounts owing to the Administrative Agent or any Purchaser by a Seller under this Agreement as of such Termination Settlement Date.
“Termination Settlement Date” means the Termination Date, and each Tuesday and Thursday following the Termination Date; provided, however, that (a) if a Termination Settlement Date falls on a day that is not a Business Day, then the Termination Settlement Date shall be the next following Business Day, (b) the Administrative Agent may, by written notice to the Seller Representative, increase the frequency of Termination Settlement Dates (such that, in addition to each Tuesday and Thursday, a Termination Settlement Date may occur on a Monday, Wednesday and/or Friday, as directed by the Administrative Agent in its sole discretion) and (c) the final Termination Settlement Date shall occur on the Final Collection Date.
“Total Available Funding Amount” means the Aggregate Commitments minus the Total Outstanding Amount.
“Total Outstanding Amount” means, as of any date of determination, the result of (i) the Net Face Values of all Eligible Receivables (for each Purchased Receivable, such Net Face Value being determined as of the Purchase Date therefor) minus (ii) all Collections received and deposited in the Administrative Agent’s Account in connection with such Eligible Receivables.
“U.S. Government” means the federal government of the United States of America.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Administrative Agent is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UCC Information” means the information set forth on Schedule B.
“Unused Fee” as defined in Section 3.6.
Section 1.1.    Interpretation. In this Agreement, unless otherwise indicated, (a) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (b) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement, (c) all references to particular Sections, Exhibits or Schedules are references to the Sections, Exhibits or Schedules, as the case may be, of this Agreement, (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein, (e) reference to any Person includes such Person’s successors and legal assigns, (f) in the computation of a period of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the words “to” and “until” each shall mean “to but excluding”, and (g) reference to any agreement shall mean such agreement as amended, supplemented or otherwise modified from time to time.

SECTION 2.	PURCHASE AND SALE; TERM.
Section 2.1.    Purchase and Sale of Eligible Receivables.
(a)     Subject to Section 14.23, on each Business Day prior to the Termination Date, each Seller will be deemed to offer to the Administrative Agent (on behalf of the Purchasers), and subject to the satisfaction of the conditions set forth in Section 8.2, the Administrative Agent will be deemed to purchase from each such Seller, without any further action on the part of such Seller, all of such Seller’s right, title and interest in and to all outstanding Eligible Receivables of such Seller that have not previously been acquired (except to the extent that it was acquired and was subsequently the subject of a Deemed Repurchase) in whole by the Administrative Agent (on behalf of the Purchasers) hereunder. The deemed offer by each Seller to sell, assign and transfer all of its right, title and interest in and to all outstanding Eligible Receivables of each such Seller that have not previously been acquired (except to the extent that it was acquired and was subsequently the subject of a Deemed Repurchase) in whole by the Administrative Agent (on behalf of the Purchasers) hereunder is irrevocable and unconditional on the part of each such Seller and shall occur (without any further action by any such Seller) on each Business Day prior to the Termination Date.
(b)    Subject to Section 2.2, on each Business Day prior to the Termination Date, the Administrative Agent shall be deemed to sell in accordance with the terms of this Agreement to each Purchaser, and each such Purchaser shall be deemed to purchase from the Administrative Agent, without recourse, an undivided percentage ownership interest (each an “Asset Interest”) equal to the Pro Rata Share of such Purchaser in and to each Purchased Receivable deemed purchased by the Administrative Agent on such day in accordance with clause (a) above. The deemed offer by the Administrative Agent to sell and the deemed offer by each Purchaser to purchase such Asset Interests hereunder is irrevocable and unconditional on the part of the Administrative Agent or such Purchaser and shall occur (without any further action by any party) on each Business Day prior to the Termination Date.
(c)    The Purchasers desire that on the Restatement Date, the Asset Interests of the Purchasers shall be reallocated among all Purchasers (including the Purchasers added on the Restatement Date) such that the Asset Interests of each Purchaser in the outstanding Purchased Receivables on the Restatement Date shall be consistent with each Purchaser’s Pro Rata Share on the Restatement Date. In order to achieve such reallocation, BTMUNY, as Purchaser, hereby irrevocably sells, transfers and assigns to the other Purchasers, without recourse, representation or warranty of any kind, and each other Purchaser hereby agrees to purchase for cash, all of BTMUNY’s right, title and interest in that portion of its Asset Interests as shall be necessary to achieve such allocation. Such payments by such other Purchasers shall be made in such amounts and to such accounts as has been separately agreed among BTMUNY and such other Purchasers. From and after the Restatement Date and the receipt by BTMUNY of such amounts, each Purchaser shall own Asset Interests equal to its respective Pro Rata Share of the Purchased Receivables outstanding on the Restatement Date.
Section 2.2.    Deemed Repurchase by the Sellers. Notwithstanding anything herein to the contrary, if the Administrative Agent does not, on or before 12:00 p.m. (New York time) on a given Settlement Date, receive from the Purchasers the full amount of the expected Payment Amount payable on such Settlement Date (a “Funding Deficiency”), then any positive Payment Amount for such Settlement Date will be reduced to $0 in accordance with the definition thereof, and without any further action on the part of the Administrative Agent, any Purchaser or any Seller, the Net Face Value of Billed Receivables acquired by the Administrative Agent (on behalf of the Purchasers) during the immediately preceding Settlement Period will automatically be deemed to be repurchased by the relevant Seller (a “Deemed Repurchase”); provided, that nothing in this Section 2.2 shall cause any Receivables subject to a Deemed Repurchase to be ineligible for future sale by such Seller to the Administrative Agent (on behalf of the Purchasers) under Section 2.1.

Section 2.3.    Purchase Price. The purchase price (the “Discounted Purchase Price”) for each Purchased Receivable purchased on any given Purchase Date will be calculated as follows:
DPP = NFV – Purchase Discount, in which “Purchase Discount” = NFV x DR x (DP / 360), in which:

Term	Definition
“DPP” equals	Discounted Purchase Price of such Receivable
“NFV” equals	Net Face Value of such Receivable as of such Purchase Date
“DR” equals	Discount Rate applicable to such Receivable
“DP” equals	Discount Period applicable to such Receivable

Notwithstanding the foregoing, the Administrative Agent (on behalf of the Purchasers) may, in its sole and absolute discretion, elect to purchase a Receivable for an amount equal to such Receivable’s Net Face Value, as reduced by any amount (including any Accrued Aggregate Unreimbursed Purchase Discount) then due and payable by a Seller to the Administrative Agent or any Purchaser hereunder (such amount, the “Adjusted Purchase Price”). In this event, an amount equal to the Accrued Aggregate Unreimbursed Purchase Discount for such Purchased Receivable will be payable by the Seller Representative on each Settlement Date and each Termination Settlement Date until such time as the Aggregate Unreimbursed Purchase Discount or such Purchased Receivable has been paid in full. The Seller shall not be entitled to set-off its obligation to pay the Aggregate Unreimbursed Purchase Discount (or any portion thereof) against the Refundable Discount Advance.

With respect to each Purchased Receivable, the Purchase Price thereof shall be payable by the Administrative Agent (on behalf of the Purchasers) to the Seller Representative (on behalf of the relevant Seller) by deposit into the Remittance Account on the Settlement Date immediately following the Settlement Period during which such Purchased Receivable was purchased. Notwithstanding the foregoing, the Purchase Price shall be subject to netting and set-off as provided for under Section 5.6.

Section 2.4.    Maximum Funded Amount; Payment Amount; Termination Payment Amount.

(b)    Following the determination of the Payment Amount, and in accordance with Section 5.7, on each Settlement Date (x) if the Payment Amount is positive, the Administrative Agent (on behalf of the Purchasers) shall pay the full amount thereof to the Seller Representative, and upon payment of such amount, the Administrative Agent’s payment obligations with respect to the Purchased Receivables acquired during the Settlement Period ending immediately prior to such Settlement Date shall be satisfied in full and (y) if the Payment Amount is negative, the Seller Representative shall pay the full absolute value thereof to the Administrative Agent (for the benefit of the Purchasers) by deposit into the Administrative Agent’s Account. Furthermore, in connection with Sections 3.5 and 3.6, the Administration Fee and the Unused Fee payable by the Seller Representative on each Settlement Date shall be set-off against any positive Payment Amount payable by the Administrative Agent (and the surplus of the Administration Fee and Unused Fee, if any, after effecting such set-off shall be payable by the Seller Representative to the Administrative Agent), and the absolute value of any negative Payment Amount payable by the Seller Representative shall be combined with the Administration Fee and Unused Fee payable on such Settlement Date (such that both amounts will be paid simultaneously to the Administrative Agent).

(c)    Following the determination of the Termination Payment Amount, and in accordance with Section 5.7, on each Termination Settlement Date until the Funded Amount has been reduced to zero and all other amounts payable to the Administrative Agent and the Purchasers by the Sellers hereunder have been paid in full, the Seller Representative shall pay the full amount of the Termination Payment Amount to the Administrative Agent by deposit into the Administrative Agent’s Account. Furthermore, in connection with Sections 3.5, the Administration Fee payable by the Seller Representative on each Termination Settlement Date shall be combined with the Termination Payment Amount payable on such Termination Settlement Date (such that both amounts will be paid simultaneously to the Administrative Agent).

Section 2.5.    Seller Representative. Each Seller hereby appoints CSC Solutions as its agent, attorney-in-fact and representative (in such capacity, the “Seller Representative”), and CSC Solutions accepts such appointment, for the purpose of (i) making any requests required under this Agreement, (ii) the receipt of any notice of required repurchase pursuant to Section 11.2, (iii) the giving and receipt of any other notices to, or demand of, any Seller under this Agreement, (iv) the delivery of all documents, reports, financial statements and written materials required to be delivered by any Seller under this Agreement, (v) the receipt of all payments owing to a Seller hereunder, together with the subsequent allocation of such payment proceeds between the Sellers, (vi) taking any and all other actions required to be undertaken hereunder by the Seller Representative, and (vii) all other purposes incidental to any of the foregoing. Each Seller agrees that any action taken by the Seller Representative as the agent, attorney-in-fact and representative of each such Seller shall be binding upon it, as applicable, to the same extent as if directly taken by such Seller, as applicable. CSC hereby resigns its previous appointment as Seller Representative under the Original Purchase Agreement. CSC Solutions herby assumes all obligations of CSC as Seller Representative under the Original Purchase Agreement.
Section 2.6.    Termination and Reduction of Commitments.
(a)    In addition, the Seller Representative may terminate or reduce permanently the Commitments of the Purchasers in its sole discretion at any time by delivering thirty days prior written notice to the Administrative Agent and the Purchasers; provided that, (i) if the Commitments are terminated in full, the Termination Date shall be the first Business Day following such thirty-day period, (ii) if the Commitments are reduced, such reduction shall be effective on the first Business Day following such thirty-day period, (iii) each reduction of Commitments shall be in a minimum amount of $50,000,000 or in an integral multiple of $1,000,000 in excess thereof, (iv) no reduction of the Commitment may cause the Aggregate Commitments to be less than the greater of $200,000,000 and the Funded Amount and (v) each reduction in the Commitments shall be made ratably among the Purchasers in accordance with their respective Pro Rata Share. Once reduced or terminated, the Commitments may not be reinstated.
(b)    Upon the occurrence of a Facility Suspension Event, the Administrative Agent may, and at the direction of the Required Purchasers, shall, terminate the Commitments of the Purchasers at any time by providing written notice of such termination to the Seller Representative (in which case the Termination Date shall be the day specified as such in the written notice, which may be the date upon which such written notice is received by the Seller Representative (or, in each case, if such date is not a Business Day, the Termination Date shall be the immediately following Business Day)). Notwithstanding the foregoing, the occurrence of the Termination Date will have no effect on any rights or obligations hereunder in respect of any Purchased Receivables outstanding as of the Termination Date and all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect so long as any Purchased Receivables remain outstanding.

Section 2.7.    Effect of Termination Date.
(a)    For the sake of clarity, the parties agree that, at all times on and following the Termination Date:
(i)    Except to the extent otherwise removed in accordance with Section 5, each Seller shall continue to service and administer the Purchased Receivables sold by it as agent for the Administrative Agent and the Purchasers, all on terms further set out in this Agreement.
(ii)    The Seller Representative shall continue to pay the Accrued Aggregate Unreimbursed Purchase Discount on each Termination Settlement Date until the Aggregate Unreimbursed Purchase Discount has been paid in full to the Administrative Agent (for the benefit of the Purchasers) by deposit into the Administrative Agent’s Account. The Refundable Discount Advance will be promptly repaid by the Administrative Agent to the Seller Representative upon payment in full by the Seller Representative of the Aggregate Unreimbursed Purchase Discount in accordance with Section 2.8.
Section 2.8.    Aggregate Unreimbursed Purchase Discount; Refundable Discount Advance.
(a)    The Aggregate Unreimbursed Purchase Discount shall be payable in full by the Seller Representative on the Final Maturity Date; provided, however, that following the occurrence of the Termination Date, if a Seller’s appointment as servicer hereunder is terminated by the Administrative Agent as the result of a Facility Suspension Event, the Administrative Agent may, and at the direction of the Required Purchasers, shall, by written notice to the Seller Representative, demand payment in full of the Aggregate Unreimbursed Purchase Discount. In any such case, the Seller Representative shall pay the Aggregate Unreimbursed Purchase Discount to the Administrative Agent (for the benefit of the Purchasers) on the date designated for such payment in the written notice from the Administrative Agent (which date must be at least one Business Day following the date upon with such written notice is received by the Seller Representative) by deposit into the Administrative Agent’s Account. The parties hereto agree that the Seller Representative’s obligation to pay the Aggregate Unreimbursed Purchase Discount is not credit recourse for any failure of an Approved Obligor to pay the full outstanding balance of any Purchased Receivable, but rather is an obligation to reimburse the Administrative Agent and the Purchasers for electing not to deduct the Purchase Discount from the Purchase Price with respect to the applicable Purchased Receivables for the purpose of administrative convenience.
(b)    The Seller Representative has paid to the Administrative Agent a refundable purchase discount advance (the “Refundable Discount Advance”) equal to 0.40% of the Aggregate Commitments on or prior to the Restatement Date. The Refundable Discount Advance shall be held in a blocked account established with the Administrative Agent and maintained in the name of the Seller Representative (the “Refundable Discount Advance Account”). The Refundable Discount Advance Account shall at all times be blocked with respect to the Seller Representative, such that only the Administrative Agent will be permitted to transfer funds out of the Refundable Discount Advance Account. Subject to repayment in full of the Aggregate Unreimbursed Purchase Discount, the Administrative Agent will promptly repay the Refundable Discount Advance to the Seller Representative by deposit into the Remittance Account; provided, however, that if the Seller Representative has not paid the Aggregate Unreimbursed Purchase Discount in full as of the Final Maturity Date (or any such earlier date as required by Section 2.8(a)), the Administrative Agent may set-off the Refundable Discount Advance against the unpaid balance of the Aggregate Unreimbursed Purchase Discount, and upon doing so, the Administrative Agent will promptly repay the excess Refundable Discount Advance (if any) to the Seller Representative by deposit into the Remittance Account.

Section 2.9.    Eligible Unbilled Receivables. The Seller Representative shall procure that each Eligible Unbilled Receivable sold, transferred and assigned to the Administrative Agent hereunder will be the subject of an Invoice as soon as reasonably practicable, and in any event within ten (10) Business Days following the Seller Representative’s receipt of a written request to issue such Invoice from the Administrative Agent; provided, however, that if any Approved Obligor becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, the Seller Representative shall promptly (and in any event, within five (5) Business Days) issue an Invoice for each Purchased Receivable that is an Eligible Unbilled Receivable payable by such Approved Obligor, and shall provide the Administrative Agent with a copy of each such Invoice. In the event of the occurrence of the Termination Date or a revocation of the Purchasers’ approval of any Approved Obligor pursuant to Section 14.22, the Administrative Agent shall have the option to (i) retain ownership of any Eligible Unbilled Receivable and/or (ii) at any time following such termination or revocation, but solely to the extent that an Approved Obligor Termination Event has not occurred with respect to the Approved Obligor of the applicable Eligible Unbilled Receivable, cause the applicable Seller to repurchase such Eligible Unbilled Receivable from the Administrative Agent pursuant to Section 11. The Administrative Agent shall promptly inform the Seller Representative following any such termination or revocation of its decision to either retain ownership or cause a Repurchase Event with respect to any such Eligible Unbilled Receivable. In the event that the Administrative Agent elects to retain ownership of any Eligible Unbilled Receivable after the Termination Date or the revocation of the Purchasers’ approval of any Approved Obligor pursuant to Section 14.22, the Seller Representative shall promptly (and in any event, within five (5) Business Days) issue an Invoice for any such retained Eligible Unbilled Receivable. Upon issuance by the relevant Seller of an Invoice for a Purchased Receivable that is an Eligible Unbilled Receivable, such Purchased Receivable shall immediately become a Billed Receivable for purposes hereof (the date upon which such Purchased Receivable becomes a Billed Receivable, the “Conversion Date”).
Section 2.10.    [Reserved].
Section 2.11.    Defaulting Purchaser Provisions.
(a)    Replacement of Defaulting Purchaser. If any Purchaser is a Defaulting Purchaser, then (i) the Seller Representative, upon notice to the Administrative Agent or the Administrative Agent upon notice to the Seller Representative, and the Purchasers, may require such Defaulting Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.6), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.3, 12.1 or 14.1) and obligations under this Agreement and the related Purchase Documents to one or more permitted assignee that shall assume such obligations (which assignee may be another Purchaser, if such Purchaser accepts such assignment); provided that (i) such Purchaser shall have received payment of an amount equal to its outstanding Asset Interests, accrued fees and all other amounts payable to it hereunder and under the other Purchase Documents and (ii) such assignment does not conflict with applicable Law. Each Purchaser hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Purchaser if such Purchaser becomes a Defaulting Purchaser, as assignor, any Assignment and Assumption necessary to effect any assignment of such Defaulting Purchaser’s interests hereunder in the circumstances contemplated by this Section 2.11(a). Each Purchaser agrees that if the Seller Representative or the Administrative Agent exercises its option hereunder to cause an assignment by such Purchaser if such Purchaser becomes a Defaulting Purchaser, such Defaulting Purchaser shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effect such assignment in accordance with Section 14.6. In the event that a Purchaser does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Purchaser hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 14.6 on behalf of such Defaulting Purchaser and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 14.6.
(b)    Defaulting Purchaser Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser, then, until such time as such Purchaser is no longer a Defaulting Purchaser, to the extent permitted by applicable Law (i) such Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Purchase Document shall be restricted as set forth in the definition of Required Purchasers and (ii) no Defaulting Purchaser shall be entitled to receive any Unused Fee pursuant to Section 3.6 for any period during which that Purchaser is a Defaulting Purchaser (and the Sellers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Purchaser).
(c)    Defaulting Purchaser Cure. If the Seller Representative and the Administrative Agent agree in writing that a Purchaser is no longer a Defaulting Purchaser, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Purchaser will take such actions as the Administrative Agent may determine to be necessary (which may include a requirement for such Purchaser to purchaser certain Asset Interests from the other Purchasers in order to equalize all such Asset Interests in accordance with the Pro Rata Shares of the Purchasers as in effect immediately prior to any assignment that occurred as a result of such Purchaser becoming a Defaulting Purchaser), whereupon such Purchaser will cease to be a Defaulting Purchaser; provided that no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Sellers while that Purchaser was a Defaulting Purchaser; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser.

SECTION 3.	FEES; LATE PAYMENT AMOUNT.
Section 3.1.    Late Payment Amount. In the event that any amount payable by any Seller hereunder or under any of the other Purchase Documents remains unpaid for any reason for five (5) Business Days after the Administrative Agent provides notice to the Seller Representative that such amounts are past due, the Administrative Agent shall charge (for its benefit or the benefit of the Purchasers, as applicable), and such Seller shall pay, an amount (the “Late Payment Amount”) equal to (x) such unpaid amount due from such Seller to the Administrative Agent or the Purchasers during the period from (and including) the due date thereof to, but excluding the date payment is received by the Administrative Agent in full, times (y) a rate per annum equal to the Prime Commercial Rate, computed on the basis of a 360 day year, and for actual days elapsed. Late Payment Amounts shall be payable on demand and, if no prior demand is made, on the last Business Day of each calendar month.
Section 3.2.    Payments Generally. All payments to be made under any Purchase Document or in respect of a Purchased Receivable, shall be made in immediately available funds. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day, and interest calculations, if any, shall be adjusted accordingly for such later or earlier payment. All amounts payable by any Seller or the Seller Representative to the Administrative Agent or any Purchaser pursuant to or in connection with any Purchase Document shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by Law, and shall be paid on the date such amount is due no later than 1:00 p.m. (New York City time) to the Administrative Agent’s Account. Any amount to be paid by the Administrative Agent or any Purchaser to any Seller or the Seller Representative

under any Purchase Document shall be paid to the Seller Representative by deposit into the Remittance Account, and shall be paid on the date such amount is due no later than 5:00 p.m. (New York City time).
Section 3.3.    Breakage. Each Seller agrees, jointly and severally, to indemnify the Administrative Agent and each Purchaser on demand against any loss or expense (including, but not limited to, any loss or expense sustained or incurred or to be sustained or incurred by a Purchaser in liquidating or employing deposits acquired or contracted for to effect or maintain its acquisition of its Asset Interest in Purchased Receivables or any part thereof, but excluding, for the avoidance of doubt, the loss of any anticipated profits) which the Administrative Agent or such Purchaser has sustained or incurred as a consequence of (a) the non-fulfillment of any of the conditions precedent described in Section 8.2 or otherwise or (b) a repurchase of Purchased Receivables by the Seller; provided, that no Seller shall be obligated to indemnify any Purchaser pursuant to this provision if such loss or expense is caused by such Purchaser’s failure to fund its Pro Rata Share of the applicable Payment Amount.
Section 3.4.    Ratable Sharing. If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any Purchased Receivable or other obligations hereunder resulting in such Purchaser receiving payment of a proportion of the aggregate amount payable under any Purchased Receivable to such Purchaser greater than its Asset Interest would warrant as provided herein, then such Purchaser receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash) participations in the other Purchasers’ Asset Interests (not in excess of the applicable Purchase Price thereof), or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount owing to them; provided: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by a Seller pursuant to and in accordance with the express terms hereof, or (B) any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Purchased Receivables to any assignee or participant including, without limitation, any assignments effectuated pursuant to Section 2.1(c). Each Seller consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against such Seller rights of setoff and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of such Seller in the amount of such participation.
Section 3.5.    Payment of Administration Fee. On each Settlement Date and each Termination Settlement Date, the Seller Representative shall pay to the Administrative agent, for its own account, an administration fee (the “Administration Fee”) in an amount equal to:
AF = FA x R x (SP / 360), in which:

Term	Definition
“AF” equals	The Administration Fee payable on a given Settlement Date or Termination Settlement Date, as applicable
“FA” equals	The Funded Amount as of the immediately preceding Settlement Date or Termination Settlement Date, as applicable
“R” equals	A rate of 0.05% per annum
“SP” equals	The Settlement Period ending immediately prior to the Settlement Date or Termination Settlement Date, as applicable, on which the Administration Fee is payable
Section 3.6.    Unused Fee. On each Settlement Date, the Seller Representative shall pay to the Administrative Agent, for the benefit of the Purchasers, an unused commitment fee (the “Unused Fee”) in an amount equal to:
UF = (AC – FA) x R x (SP / 360), in which:

Term	Definition
“UF” equals	The Unused Fee payable on a given Settlement Date
“AC” equals	The Aggregate Commitments as of the immediately preceding Settlement Date
“FA” equals	The Funded Amount as of the immediately preceding Settlement Date
“R” equals	A rate of 0.20% per annum
“SP” equals	The Settlement Period ending immediately prior to the Settlement Date on which the Unused Fee is payable

The Unused Fee distributable by the Administrative Agent to each Purchaser on each Settlement Date for each day during the preceding Settlement Period shall be equal to such Purchaser’s Pro Rata Share of the Unused Fee earned for such day.

SECTION 4.	NATURE OF FACILITY.
Section 4.1.    True Sale. The parties hereto agree that each purchase and sale of Receivables under this Agreement is intended to be an absolute and irrevocable transfer constituting a “true sale” for bankruptcy law purposes, without recourse by the Administrative Agent or the Purchasers to any Seller for any credit risk or financial inability to pay of any Obligor. The parties hereto have structured the transactions contemplated by this Agreement as a sale, and each party hereto agrees to treat each such transaction as a “true sale” for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Each Seller will advise all Persons inquiring about the ownership of the Receivables that all Purchased Receivables have been sold to the Administrative Agent on behalf of the Purchasers. Against the possibility that, contrary to the mutual intent of the parties, the purchase of any Receivable is not characterized as a sale by any applicable court, each Seller hereby grants to the Administrative Agent (for the benefit of the Purchasers) a security interest in, and right of setoff with respect to, all of the Purchased Receivables to secure the payment and performance of the Seller’s payment and performance obligations hereunder and under each other Purchase Document. The grant of this security interest is a supplemental protection to the Administrative Agent and the Purchasers and is not meant to negate or affect in any way the intended sale of the Receivables by the Sellers to the Administrative Agent on behalf of the Purchasers. In addition, each Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers, a security interest in, and right of setoff with respect to, all of the Seller Account Collateral related to such Seller and all proceeds thereof to secure the payment and performance of the Seller’s payment and performance obligations hereunder and under each other Purchase Document. Furthermore, the Seller Representative hereby grants to the Administrative Agent (for the benefit of the Purchasers) a security interest in, and right of setoff with respect to, the Refundable Discount Advance Account and all proceeds therein to secure the payment of the Aggregate Unreimbursed Purchase Discount by each Seller hereunder. The Administrative Agent is hereby authorized to file UCC financing statements with respect to the transactions contemplated hereunder, including the security interests granted herein, together with any continuations and amendments relating thereto.
Section 4.2.    No Liability. Notwithstanding anything herein to the contrary, Seller Representative and each Seller hereby acknowledges and agrees that neither the Administrative Agent nor any Purchaser shall be in any way responsible for the performance of any Contract and no such Person shall have any obligation to intervene in any Dispute arising out of the performance of any Contract. All obligations of a Seller as seller of the Goods and Services and provider of any related services, including, without limitation, all obligations of such Seller as seller under the Contracts, all representations and warranty obligations, all servicing obligations, all maintenance obligations, and all delivery, transport and insurance obligations, shall be retained by such Seller (the “Retained Obligations”). Any claim which a Seller may have against an Obligor or any other party, and/or the failure of an Obligor to fulfill its obligations under the applicable Contract, shall not affect the obligations of such Seller to perform its obligations and make payments hereunder, and shall not be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of its obligations.
Section 4.3.    Further Assurances. Seller Representative and each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that the Administrative Agent or any Purchaser may reasonably request in order to perfect, protect or more fully evidence or implement the transactions contemplated hereby, or to enable the Administrative Agent or any Purchaser to exercise or enforce any of its rights with respect to the Purchased Receivables, including, in the case of a Facility Suspension Event and/or a Non-Payment Event, any action reasonably requested by the Administrative Agent or any Purchaser in order to make the sale, assignment and transfer of any Purchased Receivables compliant with FACA.

SECTION 5.	SERVICER; PURCHASER FUNDING; DISTRIBUTION FROM COLLECTION ACCOUNTS.
Section 5.1.    Appointment of each Seller as a Servicer. Each Seller hereby agrees to service and administer the Purchased Receivables sold by it as agent for the Administrative Agent and the Purchasers, all on the terms set out in this Agreement. Each Seller shall use its commercially reasonable efforts to collect each Purchased Receivable sold by it as if such Purchased Receivable had not been purchased by the Administrative Agent on behalf of the Purchasers. Each Seller agrees that such Seller shall cooperate with the Administrative Agent and shall take any and all commercially reasonable actions requested by the Administrative Agent including, without limitation, initiating appropriate legal proceedings and exercising all rights and remedies that may be available to the Seller under its commercial arrangements with the Approved Obligors, in each case, in connection with collecting and recovering all amounts owed by any

Approved Obligor with respect to such Purchased Receivable. The Administrative Agent (on behalf of the Purchasers) agrees to pay the reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred by each Seller in connection with the performance by each such Seller of the actions requested by the Administrative Agent and specified in the immediately preceding sentence, provided, however, that the Administrative Agent shall not be responsible for any costs and/or expenses of any Seller with respect to (i) the preservation of any rights of, or the exercise of any rights by, the Administrative Agent under, or the enforcement (whether through legal proceedings or otherwise) of, this Agreement against any Seller and (ii) actions necessary for a Seller to perform its representations, warranties, covenants and agreements contained in this Agreement (it being understood that any such costs and expenses shall be for the account of the Sellers). Without limiting the foregoing, each Seller agrees to devote to the servicing of Purchased Receivables at least the same amount of time and attention, and to exercise at least the same level of skill, care and diligence in such servicing, as if each Seller were servicing Receivables legally and beneficially owned by it. Each Purchaser shall pay each Seller a Servicing Fee as consideration for the performance of such obligations as servicer under this Section 5.1 and this Agreement. Within ten (10) days following the end of each calendar month, the Seller Representative shall submit to the Administrative Agent and each Purchaser, on behalf of each Seller, an invoice for the Servicing Fee accrued during such calendar month. All fees and charges reflected in such invoice are due and payable within ten (10) Business Days of the date of receipt of the Seller Representative’s invoice by the Administrative Agent and the Purchasers. In respect of each calendar month, the “Servicing Fee” shall be an amount equal to:

Where:

Term	Definition
“n” equals	The total number of Settlement Periods that commence during the relevant calendar month
“TOA” equals	Total Outstanding Amount of all Purchased Receivables as of the first day of the relevant Settlement Period
“Rate” equals	0.03% per annum
“Y” equals	The number of days in the relevant Settlement Period

Section 5.2.    Servicing Covenants. Each Seller covenants and agrees, in connection with its servicing obligations pursuant to Section 5.1, (i) that the payment instructions currently in force and provided to each Approved Obligor specify that each such Approved Obligor shall pay all amounts owing under the Purchased Receivables to the applicable Existing Account, (ii) not to change such payment instructions while any Purchased Receivable remains outstanding without the Administrative Agent’s prior consent, (iii) that it shall keep accurate books and records with respect to each relevant Seller Account, clearly identifying the source of all amounts deposited and otherwise held therein, and (iv) to take any and all other commercially reasonable actions, including such commercially reasonable actions as may be requested by the Administrative Agent from time to time, to (a) recover and enforce payment of any defaulted Purchased Receivable and (b) ensure that all amounts owing under the Purchased Receivables be deposited by the Approved Obligors exclusively to the applicable Existing Account or as otherwise instructed by the Administrative Agent. Each Seller further covenants and agrees (A) that at all times on or prior to the Final Collection Date, all Collections and other funds received into any Existing Account will be swept (on a same-

day basis) in immediately available funds to a Collection Account; provided that any amounts credited to any Existing Account after 2:00 p.m. New York time on any Business Day shall be deemed received on the next following Business Day, (B) upon receipt into a Collection Account of any Collections and other funds swept from an Existing Account, such Seller shall identify and reconcile such funds with its books and records, (C) not to give instructions to any other Person to pay any amounts into any Collection Account and (D) to take any and all other commercially reasonable actions, including commercially reasonable actions as may be requested by the Administrative Agent from time to time, to ensure that all Collections will be transferred from the applicable Existing Account to a Collection Account within such one Business Day period, and that amounts deposited in or otherwise standing to the credit of a Collection Account will be disbursed in accordance with the provisions of Section 5.7. Any payment by an Approved Obligor of any amount owing under any Purchased Receivable that is not paid to the applicable Seller Account and is received by the applicable Seller directly shall be held in trust by such Seller as the Purchasers’ exclusive property, such funds shall be safeguarded for the benefit of the Purchasers, and such funds shall promptly, and in any event within two Business Days of receipt thereof, be transferred by wire transfer to a Collection Account. No Seller shall, directly or indirectly, utilize such funds for its own purposes, nor shall any Seller have any right to pledge such funds as collateral for any obligations of any Seller or any other party. Collections shall not be deemed received by the Administrative Agent for purposes of this Agreement until credited to the Administrative Agent’s Account as immediately available funds or otherwise actually received by the Administrative Agent.
Section 5.3.    Unidentified Collections on Receivables; Return of Collections.
(a)    If any payment is received by a Seller from an Approved Obligor, and such payment is not identified by such Approved Obligor as relating to a particular Receivable or Purchased Receivable and cannot otherwise be reasonably identified as relating to a particular Receivable or Purchased Receivable, such Seller will first attempt to confer with the Approved Obligor to identify the Receivable(s) to which such payment should be applied. In the event such Seller is unable to identify within two (2) Business Days the Receivable(s) to which such payment should be applied, the Seller Representative and the Administrative Agent will negotiate in good faith as to the allocation of such payment, and once the allocation of any such payment has been agreed by the Seller Representative and the Administrative Agent, such allocated payment shall be considered to be relating to the particular Receivable or Purchased Receivable agreed upon by the Seller Representative and the Administrative Agent. To the extent the preceding sentence results in collections received by a Seller being deemed collections on a Purchased Receivable, such Seller shall promptly, and in any event within two (2) Business Days, deposit such collections into a Collection Account for application in accordance with the provisions of Section 5.7.
(b)    If following the application of any funds in a Collection Account which is deemed to be collections on a Purchased Receivable pursuant to this Section, such payment is identified by the applicable Seller to the reasonable satisfaction of the Administrative Agent as being payment on a Receivable which is not a Purchased Receivable, then the Administrative Agent shall promptly, and in any event within one Business Day of such identification, repay such amount to the applicable Seller, in immediately available funds, by deposit to the Remittance Account for the benefit of such Seller.
Section 5.4.    Past Due Receivables. In the event a Purchased Receivable that is a Billed Receivable has not been paid in full by the date that is thirty (30) days after the Maturity Date therefor (an “Overdue Receivable”), the applicable Seller shall determine the cause of such payment delay or non-payment, including whether it is due to a Dispute, and the applicable Seller shall deliver to the Administrative Agent and each Purchaser by no later than the third Business Day following such thirty-day period, a certification and report (a “Non-Payment Report”) identifying the Overdue Receivable and the Approved

Obligor thereof and describing in reasonable detail the cause of such non-payment, including whether a Dispute exists with respect to such Overdue Receivable, or certifying that such cause is unknown. In the event that a Purchased Receivable that was sold hereunder has not been paid in full by the date that is fifty (50) days after the Maturity Date therefor and no Non-Payment Report with respect thereto has been delivered or the Non-Payment Report delivered with respect thereto does not report a Dispute or states that the cause of such payment delay or non-payment is unknown (a “Non-Payment Event”), the Administrative Agent may in its sole discretion (a) contact such Approved Obligor by phone or in person to discuss the status of such Overdue Receivable and to inquire whether such payment delay or non-payment is due to a Dispute and when payment can be expected and/or (b) take any other lawful action to collect such Purchased Receivable directly from such Approved Obligor and/or (c) terminate the appointment of the applicable Seller as its servicer and agent solely for the purposes of servicing such Purchased Receivable. If the Approved Obligor advises the Administrative Agent and the Purchasers of the existence of a Dispute, the Administrative Agent shall advise the applicable Seller of such Overdue Receivable that the Approved Obligor has asserted a Dispute.
Section 5.5.    Termination of Appointment. Upon the occurrence of any Servicer Replacement Event, the Administrative Agent may, in its discretion, or shall at the election of the Required Purchasers (i) take any lawful action to collect any Purchased Receivable purchased from such Seller directly from the respective Approved Obligors, and/or (ii) terminate the appointment of such Seller as its servicer and agent for the servicing of the Purchased Receivables, and/or (iii) take any steps required to obtain or exercise exclusive control over any Seller Account related to such Seller (including the delivery of a “notice of exclusive control” (howsoever defined) to the relevant depository bank). In addition, (1) if any Approved Obligor becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, the Administrative Agent may, in its discretion, or shall at the election of the Required Purchasers (i) take any lawful action to collect any Purchased Receivable directly from such Approved Obligor, and/or (ii) terminate the applicable Seller as its servicer and agent solely for the purpose of servicing of the Purchased Receivables of such Approved Obligor and (2) upon the occurrence of a Non-Payment Event, the Administrative Agent may, in its discretion, or shall at the election of the Required Purchasers (i) take any lawful action to collect the relevant Purchased Receivables subject to such Non-Payment Event directly from such Approved Obligor, and/or (ii) terminate the applicable Seller as its servicer and agent solely for the purpose of servicing of the Purchased Receivables subject to such Non-Payment Event. In the event of any termination of any Seller as servicer with respect to any Purchased Receivable, (A) each Seller agrees to take action reasonably requested by the Administrative Agent in order to make the sale, assignment and transfer of the applicable Purchased Receivables compliant with FACA and to provide the Administrative Agent with all underlying documentation that the Administrative Agent may reasonably require in order to enable the Administrative Agent to enforce the payment obligation of any Approved Obligor with respect to a Purchased Receivable, (B) the Administrative Agent may, but shall not be obligated to, notify each applicable Approved Obligor of the transfers hereunder and direct each applicable Approved Obligor to make payments as the Administrative Agent may elect or desire, and (C) no Seller shall interfere with such servicing or collection of such Purchased Receivable or attempt to receive or make collection from any Approved Obligor in respect of such Purchased Receivable. In addition, each Seller hereby grants to the Administrative Agent an irrevocable power of attorney (coupled with an interest) authorizing and permitting the Administrative Agent, at its option, with or without notice to any Seller, to do any one of the following that are necessary, in the determination of the Administrative Agent, to collect amounts due with respect to any Purchased Receivable and to otherwise direct any one or more Approved Obligors to make payment directly to an account of the Administrative Agent at any time following a Non-Payment Event or a Servicer Replacement Event: (I) endorsing the name of such Seller upon any check or other instrument, document or agreement with respect to any Purchased Receivable; (II) endorsing the name of such Seller on any freight or express bill or bill of lading relating to any Purchased Receivable; (III) deliver and execute any documents and provide any information, in each case, as may be required in order to make the sale, assignment and transfer of any Purchased Receivables compliant with FACA; (IV) take any lawful action to enforce and otherwise collect any Purchased Receivable directly from such Approved Obligor; and (V) taking all action as the Administrative Agent deems appropriate in connection with the foregoing. Each Seller agrees that the Administrative Agent will not be liable for any acts of commission or omission or for any error of judgment or mistake of fact or Law in connection with the exercise of such power of attorney except to the extent the same constitutes gross negligence or willful misconduct.
Section 5.6.    Purchaser Funding Obligations.
(a)    Purchaser Report. To the extent previously received by the Administrative Agent pursuant to the terms of this Agreement, on or before 4:00 p.m. (New York time) on each Reconciliation Date, the Administrative Agent shall deliver to each Purchaser a report (a “Purchaser Report”) containing the following information:
(1)    a copy of the most recent Servicing Report delivered to the Administrative Agent;
(2)    such Purchaser’s Pro Rata Share of (x) the Accrued Aggregate Unreimbursed Purchase Discount and (y) the Funded Amount;
(3)    the Pro Rata Share of (x) the Payment Amount payable by the Purchaser (if the Payment Amount is positive) or to be paid to such Purchaser (if the Payment Amount is negative, and subject to receipt of the corresponding amounts by the Administrative Agent) on the next succeeding Settlement Date or (y) the Termination Payment Amount to be paid to such Purchaser on the next succeeding Termination Settlement Date, as applicable; and
(4)    the date of the next succeeding Settlement Date or Termination Settlement Date, as applicable.
(b)    Purchaser Funding. On each Settlement Date, if the Payment Amount is positive, each Purchaser shall pay to the Administrative Agent such Purchaser’s Pro Rata Share of such Payment Amount on or prior to 12:00 noon (New York time) by wire transfer to a bank account designated by the Administrative Agent to such Purchaser from time to time. Each Purchaser acknowledges that the Administrative Agent will rely on the payment by such Purchaser of its Pro Rata Share of the Payment Amount on each Settlement Date in order to satisfy its funding requirements to the Sellers.
Section 5.7.    Distributions from Collection Accounts.
(a)    Collections in the Collection Accounts. On each Settlement Date, the Seller Representative or any applicable Seller shall apply Collections held in the Collection Accounts in accordance with the following procedure:
(i)    if the Payment Amount is negative, the Seller Representative or the applicable Seller will pay the absolute value thereof, together with the amount of the Administration Fee and Unused Fee, to the Administrative Agent from Collections deposited in the Collection Accounts; if there are insufficient Collections in the Collection Accounts to pay the full amount due and owing to the Administrative Agent and the Purchasers, then after applying such Collections to the payment of the Payment Amount (and, to the extent of available funds, the Administration Fee and Unused Fee) any remaining shortfall shall be paid directly by the Seller Representative or the applicable Seller from its general funds by deposit into the Administrative Agent’s Account. Upon payment in full of the Payment Amount and the Administration Fee and the Unused Fee, the Seller Representative or the applicable Seller shall be permitted to withdraw any and all Collections remaining in the Collection Accounts on such Settlement Date (other than any Collections that are transferred from an Existing Account to the Collection Accounts on such Settlement Date) for its own account; and
(ii)    if the Payment Amount is positive, then the amount thereof will be payable by the Administrative Agent (on behalf the Purchasers) to the Seller Representative (for further distribution to the applicable Seller); furthermore, if the Payment Amount is positive the Seller Representative or any applicable Seller shall be permitted to withdraw any and all Collections in the Collection Accounts on such Settlement Date (other than any Collections that are transferred from an Existing Account to the Collection Accounts on such Settlement Date) for its own account.
(b)    Application of Collections. On each Termination Settlement Date, the Seller Representative or any applicable Seller shall apply Collections held in the Collection Accounts in accordance with the following procedure: the Seller Representative or any applicable Seller will pay the Termination Payment Amount and the Administration Fee to the Administrative Agent from Collections in the Collection Accounts. If there are insufficient Collections in the Collection Account to pay the full amount due and owing to the Administrative Agent and the Purchasers, then after applying such Collections to the payment of the Termination Payment Amount (and, to the extent of available funds, the Administration Fee), any remaining shortfall shall be paid directly by the Seller Representative or the applicable Seller from its general funds by deposit into the Administrative Agent’s Account. Upon payment in full of the Termination Payment Amount and the Administration Fee, the Seller Representative or the applicable Seller shall be permitted to withdraw any and all Collections remaining in the Collection Accounts on such Termination Settlement Date (other than any Collections that are transferred from an Existing Account to the Collection Accounts on such Termination Settlement Date).
(c)    Delivery of Collections to Purchasers. The Administrative Agent will pay to each Purchaser, such Purchaser’s share of such Collections in accordance with such Purchaser’s Asset Interests. The Administrative Agent may, at its discretion from time to time, setoff from Collections payable to the Purchasers hereunder the full amount (or any partial amount available thereunder) of such Purchaser’s share of the Payment Amount due and payable hereunder from time to time and other applicable obligations due to the Administrative Agent from such Purchaser. The Administrative Agent shall hold all Collections received by the Administrative Agent in trust for the Purchasers until paid by the Administrative Agent to the Purchasers. Any amounts payable by the Administrative Agent under this Section 5.7(c) shall be paid on the same day that the corresponding amounts are received by the Administrative Agent into the Administrative Agent’s Account, provided that if such amounts are received by the Administrative Agent after 3:00 p.m. on a Business Day, or if they are otherwise received on a day that is not a Business Day, then the corresponding amounts payable by the Administrative Agent hereunder shall be paid on the next following Business Day.
(d)    Seller Funds in the Collection Accounts. Notwithstanding anything herein to the contrary, once any funds on deposit in the Collection Accounts have been reconciled with the books and records of the Sellers and determined to be Seller Funds, the Seller Representative or any applicable Seller shall within two (2) Business Days of such reconciliation, withdraw any and all such Seller Funds from the Collection Accounts (for further distribution to the applicable Seller).

(e)    Adjustment of Certain Payments. If for any reason any payment received by the Administrative Agent in respect of any Collection is rescinded or must otherwise be returned by the Administrative Agent and the Administrative Agent has already paid to a Purchaser its share of such payment pursuant to this Agreement, such Purchaser will, upon notice from the Administrative Agent, promptly pay to the Administrative Agent an amount equal to such Purchaser’s share of the amount so rescinded or returned, together with interest thereon at the overnight rate for Federal funds transactions between member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York (the “Federal Funds Rate”) for each day from and including the making of the payment to such Purchaser, to but excluding the date of said payment to the Administrative Agent, plus its pro rata share of any penalty or similar such amount, if any, as is required to be paid by the Administrative Agent with respect to such rescinded or returned payment; provided that such Purchaser shall not be obligated to pay any portion of any penalty or similar such amount to the extent that such rescinded or returned payment resulted from the gross negligence or the willful misconduct of the Administrative Agent. For the avoidance of doubt, any amounts that are returned pursuant to this provision will continue to be subject to the terms of this Agreement.

SECTION 6.	SERVICING REPORTS; RECONCILIATION OF RECEIVABLES.
Section 6.1.    Servicing Reports. The Seller Representative shall be responsible for submitting a Servicing Report via the PrimeRevenue System to the Administrative Agent on each Reconciliation Date and on the Termination Date; provided, however, and notwithstanding anything herein to the contrary, if the PrimeRevenue System is not operational or is otherwise offline on any Reconciliation Date or on the Termination Date, then for such Reconciliation Date or Termination Date, as applicable, the Seller Representative may deliver a Servicing Report to the Administrative Agent in the form of Exhibit A-2, and this Agreement shall be construed and interpreted accordingly, mutatis mutandis.
Section 6.2.    Reconciliation Prior to the Termination Date. If, at any time prior to the Termination Date, the Total Outstanding Amount is greater than the Maximum Funded Amount, then the following procedure will be used by the Seller Representative for purposes of determining which Eligible Receivables constitute Purchased Receivables: first, all Eligible Receivables that were Purchased Receivables as of the immediately preceding Reconciliation Date, and that remain outstanding, shall be designated as Purchased Receivables (including, for the sake of clarity, any Eligible Unbilled Receivables that were Purchased Receivables as of the immediately preceding Reconciliation Date and that have subsequently been converted into Billed Receivables), and second, new Billed Receivables arising after the immediately preceding Reconciliation Date shall be designated as Purchased Receivables based on Maturity Date (designating the Billed Receivable with the closest Maturity Date as a Purchased Receivable, then designating the Billed Receivable with the second closest Maturity Date as a Purchased Receivable, and continuing in the same manner until either all new Billed Receivables have been designated as Purchased Receivables or the designation of the next following Billed Receivable as a Purchased Receivable would result in the aggregate outstanding Net Face Value of all Purchased Receivables exceeding the Maximum Funded Amount).
Section 6.3.    Reconciliation Following the Termination Date. If, as of the Termination Date, the Total Outstanding Amount is greater than the Funded Amount, then the following procedure will be used by the Seller Representative for purposes of determining which Eligible Receivables constitute Purchased Receivables: first, all Eligible Receivables that were Purchased Receivables as of the immediately preceding Reconciliation Date, and that remain outstanding, shall be designated as Purchased Receivables (including, for the sake of clarity, any Eligible Unbilled Receivables that were Purchased Receivables as of the immediately preceding Reconciliation Date and that have subsequently been converted into Billed Receivables), and second, new Billed Receivables arising after the immediately preceding Reconciliation Date shall be designated as Purchased Receivables based on Maturity Date (designating the Billed Receivable with the closest Maturity Date as a Purchased Receivable, then designating the Billed Receivable with the second closest Maturity Date as a Purchased Receivable, and continuing in the same manner until either all new Billed Receivables have been designated as Purchased Receivables or the designation of the next following Billed Receivable as a Purchased Receivable would result in the aggregate outstanding Net Face Value of all Purchased Receivables exceeding the Funded Amount).

SECTION 7.	OTHER INFORMATION; THE SELLERS’ BOOKS AND RECORDS; INSPECTION; THE ADMINISTRATIVE AGENT’S RECORDS.
Section 7.1.    Other Information. Each Seller will provide the Administrative Agent and the Purchasers with such other reports, information, documents, books and records related to a Purchased Receivable as the Administrative Agent or any Purchaser may reasonably request or any other information that the Administrative Agent or any Purchaser may require for capital or regulatory purposes and which may be lawfully disclosed or provided to the Administrative Agent or such Purchaser, including, without limitation, promptly after request by the Administrative Agent or any Purchaser (a) a copy of the purchase order or sales order and (except in the case of Eligible Unbilled Receivables) Invoices relating to each Purchased Receivable; and (b) all billings, statements, correspondence and memoranda directed to the Obligor in relation to each Purchased Receivable.
Section 7.2.    The Sellers’ Books and Records. Each Seller shall maintain its books and records, including but not limited to any computer files and master data processing records, so that such records that refer to Purchased Receivables sold hereunder shall indicate clearly that such Seller’s right, title and interest in such Receivables have been sold to the Administrative Agent on behalf of the Purchasers.
Section 7.3.    Inspection. Each Seller shall (a) at any time reasonably convenient to such Seller during regular business hours and upon reasonable prior notice, permit the Administrative Agent or any of its agents or representatives, (i) to examine and make copies of and abstracts from such Seller’s Sales Records and the Invoices in respect of Purchased Receivables and permit the Administrative Agent to take such copies and extracts from the Sales Records and to provide the Administrative Agent with copies or originals (as required by the Administrative Agent) of the Invoices relating to Purchased Receivables as it may require and generally allow the Administrative Agent to review, check and audit each Seller’s credit control procedures, and (ii) to visit the offices and properties of each Seller for the purpose of examining such records and to discuss matters relating to Purchased Receivables or each Seller’s performance hereunder with any of the officers or employees of each Seller having knowledge of such matters; and (b) without limiting the provisions of clause (a), from time to time on request of the Administrative Agent and upon reasonable prior notice and subject to the Seller Representative receiving acceptable confidentiality undertakings thereof, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the applicable Seller’s expense, a review of each Seller’s books and records to the extent related to the Purchased Receivables; provided that (i) during the continuation of a Servicer Replacement Event, such access and inspections referred to in clauses (a) and (b) may occur at any time and (ii) unless a Servicer Replacement Event has occurred and is continuing, only one such access and inspection in any calendar year shall be at the expense of such Seller.
Section 7.4.    The Administrative Agent’s Records. The Administrative Agent is irrevocably authorized by each Seller to keep records of all purchases, which records shall be consistent with all information set forth in each Servicing Report delivered to the Administrative Agent via the PrimeRevenue System, and evidences the dates and amounts of purchases and the applicable Purchase Discount in effect from time to time.

SECTION 8.	CONDITIONS PRECEDENT.
Section 8.1.    Conditions Precedent to the Restatement Date. The occurrence of the Restatement Date is subject to the satisfaction of the following conditions, each to the satisfaction of the Administrative Agent and each Purchaser in its sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Administrative Agent’s and each Purchaser in its sole discretion:
(a)    The Administrative Agent shall have received each of the following:
(i)    An executed counterpart of this Agreement and the CSGS Parent Guaranty.
(ii)    Certified copies of resolutions of each Seller and CSGS authorizing this Agreement and the other Purchase Documents and authorizing a person or persons to sign those documents including any subsequent notices and acknowledgements to be executed or delivered pursuant to this Agreement, the other Purchase Documents and any other documents to be executed or delivered by each Seller pursuant hereto or thereto.
(iii)    An officer incumbency and specimen signature certificate for each Seller and CSGS.
(iv)    Organizational documents of each Seller and CSGS certified by the applicable governmental authority (as applicable), and evidence of good standing (as applicable).
(v)    Opinions of counsel to each Seller and CSGS, including opinions with respect to due organization and good standing of each such Person, due authorization, execution and delivery of this Agreement and the other Purchase Documents entered into on or about the date hereof by such Person, validity and enforceability of this Agreement and the other Purchase Documents with respect to such Person, non-contravention of organizational documents, material agreements and law, no consents, creation of security interest and perfection of security interest (including perfection by control with respect to each Seller Account), true sale and such other matters as the Administrative Agent and the Purchasers may reasonably request.
(b)    The Sellers shall have paid all fees owed on or prior to the Restatement Date to the Administrative Agent (if, applicable, for the benefit of the Purchasers) pursuant to the terms of this Agreement or any fee letter executed in connection herewith.
(c)    The Sellers shall have paid all reasonable fees and out of pocket expenses of counsel to the Administrative Agent incurred in connection with the preparation and negotiation of this Agreement and the other Purchase Documents entered into on or about the date hereof.
(d)    The Sellers shall have deposited an additional $400,000 into the Refundable Discount Advance Account, which amount represents 0.40% of the increase to the Aggregate Commitments on the Restatement Date.
Section 8.2.    Conditions Precedent to Each Purchase. The Administrative Agent’s purchase of any Receivable on each Purchase Date is subject to the satisfaction of the following conditions, each to the satisfaction of the Administrative Agent in its sole discretion:

(a)    After giving effect to such purchase, the Total Outstanding Amount of all Purchased Receivables of all Approved Obligors as of such date will not exceed the Maximum Funded Amount (it being understood that, if at any time prior to the Termination Date the Total Outstanding Amount of Eligible Receivables exceeds the Maximum Funded Amount, Section 6.2 shall apply).
(b)    The representations and warranties made by each Seller in Section 9.1 of this Agreement are true and correct in all respects as of such Purchase Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date.
(c)    The representations and warranties made by each Seller in Section 9.2 of this Agreement with respect to the Purchased Receivables purchased on such Purchase Date are true and correct in all respects as of such Purchase Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date.

SECTION 9.	REPRESENTATIONS AND WARRANTIES.
Section 9.1.    Generally. Each Seller hereby makes the following representations and warranties for the benefit of the Administrative Agent and each Purchaser as of the Restatement Date and on each Purchase Date:
(d)    Such Seller is (i) duly organized, validly existing, and, to the extent applicable under the Laws of its jurisdiction of organization, in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, consents, and approvals required to carry on its business as now conducted and (ii) is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except, with respect to clause (ii), to the extent that failure to so qualify would not reasonably be expected to have a material impairment of its ability to perform its obligations hereunder or under the other Purchase Documents and would not have a material adverse effect on the collectability of the Purchased Receivables taken as a whole or a material impairment on the interests of the Administrative Agent or any Purchaser under the Purchase Documents taken as a whole (a “Material Adverse Effect”).
(e)    Such Seller has the requisite power and authority to enter into and deliver this Agreement and the other Purchase Documents and to assign and sell the Receivables being sold by it on the applicable Purchase Date in the manner herein contemplated, and it has taken all necessary corporate or other action required to authorize the execution, delivery and performance of this Agreement, the other Purchase Documents and the assignment and sale of such Receivables. This Agreement and the other Purchase Documents to which such Seller is a party have been duly executed and delivered by such Seller.
(f)    This Agreement, the other Purchase Documents and the sale, assignment and transfer of the Purchased Receivables hereunder constitutes the legal, valid and binding obligations of such Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law. This Agreement creates a valid security interest in each Purchased Receivable. Upon the filing of a UCC financing statement in the state of incorporation of such Seller set forth in the UCC Information, listing such Seller, as debtor, and the Administrative Agent, as secured party, and covering Purchased Receivables from time to time purchased hereunder, the Administrative Agent shall have, for the benefit of the Purchasers, a first priority perfected security interest in each such Purchased Receivable.
(g)    The UCC Information is true and correct in all respects. All documents, certificates and written materials furnished to the Administrative Agent or any Purchaser by or on behalf of such Seller for use in connection with the transactions contemplated in this Agreement, taken as a whole with other documents, certificates and written materials furnished contemporaneously therewith, do not contain any untrue statement of material fact or omit to state a material fact (known to such Seller in the case of any documents, certificates or written statements not prepared by it) necessary in order to make the statements contained therein not misleading in light of the circumstances under which the same were made.
(h)    Neither the execution nor the delivery of this Agreement, the other Purchase Documents or any of the other documents related hereto or thereto, nor the performance of or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of or give rise to a default under (i) any Laws, (ii) any indenture, loan agreement, security agreement, instrument or other material agreement binding upon such Seller or any of its properties, or (iii) any provision of such Seller’s organizational documents which could, in the case of clause (ii) only, reasonably be expected to have a Material Adverse Effect.
(i)    No authorization, consent or approval or other action by, and no notice to or filing (other than the UCC financing statements required to be filed hereunder) with, any Governmental Authority is required to be obtained or made by such Seller for the due execution, delivery and performance by it of this Agreement or any other Purchase Document.
(j)    No Insolvency Event with respect to such Seller has occurred and is continuing.
(k)    There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting such Seller or any of its Affiliates before any court, governmental entity or arbitrator, which could reasonably be expected to have an adverse effect on the enforceability of this Agreement (including, without limitation, the enforceability of the Administrative Agent’s or any Purchaser’s ownership interest in the Purchased Receivables) or the ability of such Seller to perform its obligations hereunder.
(l)    No effective financing statement or other instrument similar in effect covering any Purchased Receivable is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Agreement, and no competing notice or notice inconsistent with the transactions contemplated in this Agreement remains in effect.
(m)    Such Seller has not pledged or granted any security interest in any Purchased Receivable to any person except pursuant to this Agreement.
(n)    Such Seller is in compliance with all covenants and other agreements contained in this Agreement.
(o)    Each Seller has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by each Seller, its Subsidiaries and their respective directors, officers, employees and agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement or with respect to any Receivable with Anti-Corruption Laws and applicable Sanctions, and each Seller, its Subsidiaries acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement or with respect to any Receivable and to the knowledge of each

Seller their directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of any Seller, any of its Subsidiaries acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement or with respect to any Receivable or to the knowledge of any Seller, any of its respective directors, officers or employees is a Sanctioned Person.
Section 9.2.    Purchased Receivables. Each Seller hereby makes the following representations and warranties with respect to each Purchased Receivable sold by it for the benefit of the Administrative Agent and each Purchaser as of the applicable Purchase Date with respect to such Purchased Receivable:
(c)    Prior to giving effect to the sale of such Purchased Receivable, such Seller has a valid ownership interest therein, free and clear of any Adverse Claim. Such Purchased Receivable is a valid, current and freely assignable trade account receivable and the assignment of such Purchased Receivable is not subject to a consent requirement by any third party to the sale or other transfer of such Purchased Receivable or the grant of a security interest or other lien in such Purchased Receivable other than consents previously obtained in writing by such Seller and that remain in effect as of the Purchase Date. Such Seller shall have provided to the Administrative Agent the Contract number no later than the Reconciliation Date immediately following the purchase of such Purchased Receivable; provided that such information may be provided in the related Servicing Report submitted on such Reconciliation Date via the PrimeRevenue System.
(d)    The sale of such Purchased Receivable by such Seller to the Administrative Agent, on behalf of the Purchasers, under the Purchase Documents constitutes a true sale or other absolute transfer of such Purchased Receivable by such Seller to the Administrative Agent and upon purchase by the Administrative Agent, such Purchased Receivable will have been validly and absolutely assigned, transferred and sold to the Administrative Agent and the Administrative Agent shall acquire a legally valid ownership interest in such Purchased Receivable, free and clear of any Adverse Claim without any need on the part of such Seller, any Purchaser or the Administrative Agent to (i) notify the applicable Approved Obligor or (ii) other than the UCC financing statements required to be filed hereunder, file, register or record any Purchase Document or the sale of such Purchased Receivable under the Laws applicable to such Seller, except, in each case, as may be required in order to comply with FACA. All of such Seller’s right, title and interest in and to such Purchased Receivable will have been validly sold and absolutely assigned and transferred to the Administrative Agent on behalf of the Purchasers, and the Administrative Agent will have the legal and beneficial right to be paid the face amount of such Purchased Receivable free of any Adverse Claim. Such Purchased Receivable is sold hereunder in good faith and without actual intent to hinder, delay or defraud present or future creditors of such Seller.
(e)    Such Purchased Receivable and the applicable Contract constitutes a bona fide, existing and enforceable legal, valid and binding obligation of the applicable Approved Obligor, arising out of an arm’s-length sale by such Seller of Goods and Services, in each case, in the ordinary course of its and such Approved Obligor’s businesses subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law. The applicable Contract constitutes an existing and enforceable legal, valid and binding obligation of such Seller subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at Law. Such Purchased Receivable and the related Contract under which it arises comply with, and the Goods and Services with respect thereto have been manufactured in compliance with, and any related services have been provided in compliance with, the requirements of all applicable laws, rules, regulations or orders of any Governmental Authority and do not contravene any agreement binding upon such Seller.
(f)    The Goods and Services deliverable to the applicable Approved Obligor in connection with such Purchased Receivable were received by such Approved Obligor not later than the applicable Purchase Date.
(g)    The Seller has instructed each Approved Obligor in writing to pay all amounts owing on Purchased Receivables only to the applicable Existing Account, which instructions have not been revoked or otherwise modified. The applicable Seller Account has been established and is in effect, and such Seller Account is the subject of a valid and existing Account Control Agreement.
(h)    As of the applicable Purchase Date, such Purchased Receivable is not subject to any Dilution except to the extent specifically included in the determination of the Net Face Value for the calculation of the applicable Purchase Price.
(i)    The applicable Approved Obligor has not in the past failed to pay any material sum due and payable to such Seller in circumstances where such Seller did not waive or consent to such failure.
(j)    No note, account, instrument, document, contract right, general intangible, chattel paper or other form of obligation other than that which has been assigned to the Administrative Agent exists which evidences such Purchased Receivable, and such Purchased Receivable is not evidenced by and does not constitute an “instrument” or “chattel paper” as such terms are defined in the UCC.
(k)    The applicable Approved Obligor is not an Affiliate or Subsidiary of any Seller.
(l)    Such Purchased Receivable has not been sold or assigned to any Person other than the Administrative Agent.
(m)    Neither such Seller, nor, to the best of such Seller’s knowledge, the applicable Approved Obligor, is in default of the applicable Contract or is in breach of its terms.
(n)    Neither such Seller nor the applicable Approved Obligor has asserted any Dispute or event of default with respect to such Purchased Receivable.
(o)    Such Purchased Receivable is an Eligible Receivable and is denominated in U.S. Dollars.
(p)    Such Purchased Receivable does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, does not relate to payments of interest and has not been invoiced more than once.
(q)    The Maturity Date for such Purchased Receivable is not more than sixty (60) days after the issuance date of the Invoice with respect thereto.
(r)    There are no facts known to such Seller concerning such Approved Obligor, such Purchased Receivable or the applicable Contract which might have an adverse impact on the ability or willingness of such Approved Obligor to pay the Net Face Value for such Purchased Receivable when due, including information concerning any existing or potential Disputes, except as otherwise previously disclosed to the Administrative Agent and the Purchasers.

(s)    To the applicable Seller’s knowledge, the applicable Approved Obligor has not ceased to pay its debts as they become due, and none of its payment obligations are subject to moratorium or any other similar event or condition.
(t)    There are no actions, claims or proceedings now pending between such Seller and the applicable Approved Obligor. There are no pending or, to the applicable Seller’s knowledge, threatened actions or proceedings before any court or administrative agency related to or in any way connected to such Purchased Receivable.

SECTION 10.	COVENANTS.
Section 10.1.     The Sellers’ Covenants. Each Seller hereby agrees, at all times prior to the Final Collection Date:
(u)    To take all necessary steps and actions to preserve its corporate (or other organization) existence and comply in all material respects with all Laws applicable to such Seller in the operation of its business.
(v)    To duly perform and comply in all material respects with all terms, provisions, and obligations under this Agreement and each Contract and refrain from taking any action or omitting to take any action which might prejudice or limit the Administrative Agent’s or any Purchaser’s rights to payment with respect to the Purchased Receivables.
(w)    To promptly notify the Administrative Agent and each Purchaser in writing of (i) such Seller’s knowledge of any material event or occurrence, including, without limitation, any material breach or material default by such Seller or by any Approved Obligor of any of the terms or provisions of any Contract with respect to any Purchased Receivable, any Dispute, or any governmental action affecting the ability of it or such Approved Obligor to perform its obligations under the applicable Contract to which it is a party; or (ii) any change to the UCC Information at least thirty (30) days prior to such change.
(x)    To not modify the terms of any Contract in any manner which would adversely affect the collectability of any Purchased Receivables or any rights of the Administrative Agent or any Purchaser as the owners of the Purchased Receivables or would otherwise reduce the amount due thereunder or delay the Maturity Date thereof.
(y)    To make all disclosures required by any applicable Law with respect to the sale of the Purchased Receivables hereunder to the Administrative Agent (on behalf of the Purchasers), and account for such sale in accordance with GAAP.
(z)    To not create or permit to exist any Adverse Claim over all or any of the rights, title and interest in and to the Purchased Receivables of any Seller, any Purchaser or the Administrative Agent.
(aa)    To not sell, assign or otherwise transfer the Purchased Receivables, except as specifically provided for herein.
(bb)    To not close its applicable Seller Account(s) and not to instruct any Approved Obligor to pay any amounts owing under the Purchased Receivables to a bank account other than the applicable Existing Account.

SECTION 11.	REPURCHASE OF PURCHASED RECEIVABLES.
Section 11.1.    Repurchase Price. As used herein, the “Repurchase Price” with respect to any Purchased Receivable shall be calculated as follows:
RP = PP + AD + AI + AO, in which:

Term	Definition
“RP” equals	Repurchase Price for such Purchased Receivable as of the applicable Repurchase Date
“PP” equals	The aggregate Purchase Price for such Purchased Receivable, net of any Collections received by the Administrative Agent with respect to such Purchased Receivable
“AD” equals
The Purchase Discount applicable to such Receivable and accrued for the period from the applicable Purchase Date to the applicable Repurchase Date; provided that AD shall only apply in the case of a Receivable purchased at its Discounted Purchase Price

“AI” equals
Interest on the total amount payable by the Approved Obligor with respect to such Receivable, calculated at a rate equal to the LIBOR for the period from the last day of the applicable Discount Period to the applicable Repurchase Date plus the Applicable Margin; provided that the AI shall only apply if the Repurchase Date occurs after the last day of the applicable Discount Period

“AO” equals
All other amounts then payable (including, to the extent not included in PP, the full amount of the Aggregate Unreimbursed Purchase Discount corresponding to such Receivable) by the applicable Seller under the Purchase Documents with respect to such Purchased Receivable as of such Repurchase Date

Section 11.2.    Repurchase. Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable, the Administrative Agent may, upon written notice to the Seller Representative, require the applicable Seller to repurchase such Purchased Receivable on the Proposed Repurchase Date specified in such notice for an amount equal to the Repurchase Price of such Purchased Receivable.
Section 11.3.    Repurchase Date. Upon delivery of any notice referred to in Section 11.2, (a) the Repurchase Price together with all other amounts under this Agreement and the other Purchase Documents with respect to the applicable Purchased Receivable shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Sellers; (b) the applicable Seller shall pay to the Administrative Agent (for the benefit of the Purchasers) by deposit in the Administrative Agent’s Account such Repurchase Price on the Proposed Repurchase Date specified in such notice, which, in any event, shall be paid not later than five (5) Business Days from the date of the delivery of such notice; and (c) on receipt of such Repurchase Price, the Administrative Agent shall (at the cost and expense of the applicable Seller) execute such documents as may be necessary to re‑assign, without recourse, representation or warranty, and at no further cost to the Administrative Agent, such Purchased Receivable to the applicable Seller.

SECTION 12.	TAXES, ETC.
Section 12.1.    Taxes. All payments to be made by any Seller under this Agreement shall be made free and clear of and without deduction for or on account of all Taxes, except to the extent required by applicable law. All Taxes required to be deducted or withheld from any amounts paid or payable by a Seller under this Agreement, if any, shall be paid by such Seller to the applicable Governmental Authority within the time allowed under the relevant law. In addition, if any Taxes or amounts in respect of Taxes must be deducted from any amounts payable by a Seller under this Agreement and such Tax is an Indemnified Tax, such Seller shall pay such additional amounts as may be necessary to ensure that the Administrative Agent and the Purchasers receive a net amount equal to the full amount which the Administrative Agent and the Purchasers would have received had payment not been made subject to deduction of Tax by such Seller. Within 30 days of each payment to the relevant Governmental Authority by a Seller under this Section 12.1 of Tax or in respect of Taxes, such Seller shall deliver to the Administrative Agent and the Purchasers if the same is available an original receipt, certified copy or other appropriate evidence issued by the Governmental Authority to whom the payment was made that the Tax has been duly remitted to the appropriate authority. If the Administrative Agent or any Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been paid additional amounts pursuant to this Section 12.1, such Person shall pay to the applicable Seller an amount equal to such refund (but only to the extent of additional amounts made under this Section 12.1 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that nothing contained in this Agreement shall interfere with the right of the Administrative Agent and each Purchaser to arrange its Tax affairs in whatever manner it thinks fit and, in particular, none of the Administrative Agent or any Purchaser shall be under any obligation to claim credit, relief, remission, repayment or other benefit from or against its corporate profits or similar Tax liability in respect of the amount of any deduction in priority to any other claims, reliefs, credits or deductions available to it, nor shall any Seller be entitled to make any enquiries of the Administrative Agent or any Purchaser in relation to such Person’s Tax affairs. The Administrative Agent and each Purchaser shall (if and to the extent that it is entitled to do so under applicable law) submit in duplicate to the Seller Representative prior to the date of the first payment by any Seller to the Administrative Agent or such Purchase, as applicable, duly completed and signed copies appropriate Internal Revenue Service forms claiming complete or partial exemption from withholding on all amounts (to which such withholding would otherwise apply) to be received by the Administrative Agent or such Purchaser, as applicable, including fees, from such Seller pursuant to this Agreement. In addition and from time to time the Administrative Agent and each Purchaser shall (if and to the extent that it is entitled to do so under applicable law) submit to the Seller Representative such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxation authorities) and any additional information as may be required under then current United States law, regulations or any income tax treaty to which the United States is a party to claim the inapplicability of, or exemption or partial exemption from, United States withholding (including backup withholding) taxes on payments in respect of all amounts (to which such withholding would otherwise apply) to be received by the Administrative agent or such Purchaser including fees, from such Seller pursuant to this Agreement. The Administrative Agent and each Purchaser agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller Representative in writing of its legal inability to do so.
Section 12.2.    Duties and Taxes. All stamp, documentary, registration or other like duties or Taxes (excluding Excluded Taxes and any Taxes that are the subject of Section 12.1), including Taxes and any penalties, additions, fines, surcharges or interest relating thereto, or any notarial fees which are imposed or chargeable on or in connection with this Agreement or any other Purchase Document or any other document executed pursuant hereto or thereto shall be paid by each of the Sellers, it being understood and agreed that the Administrative Agent and each Purchaser shall be entitled but not obligated to pay any such duties or Taxes (whether or not they are its primary responsibility), and each of the Sellers shall on demand indemnify the Administrative Agent or such Purchaser, as applicable, against those duties or Taxes and against any reasonable costs and expenses so incurred by it in discharging them. Without prejudice to the survival of any other provision hereof, the terms of this Section 12.2 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.

SECTION 13.	THE ADMINISTRATIVE AGENT.
Section 13.1.    Appointment and Authorization.
(a)    Each Purchaser hereby irrevocably designates and appoints BTMUNY as the “Administrative Agent” hereunder and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Administrative Agent shall hold, in its name, on behalf of each Purchaser, the Asset Interests of each Purchased Receivable of such Purchaser. The Administrative Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, any Purchaser, any Seller or any other Person. Notwithstanding any provision hereof or any other Purchase Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the provision of any Purchase Document or applicable Law.
(b)    Except as otherwise specifically provided in this Agreement, the provisions of this Section 13 are solely for the benefit of the Administrative Agent and the Purchasers, and no Seller shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Section 13, except that this Section 13 shall not affect any obligations which the Administrative Agent or any Purchaser may have to any Seller under the other provisions hereof.
(c)    In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller or any of its successors and assigns.
Section 13.2.    Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to any Purchaser for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 13.3.    Exculpation of Administrative Agent. None of the Administrative Agent or any of its directors, officers, agents or employees shall be liable for any action taken or omitted (a) with the consent or at the direction of the Purchasers or (b) in the absence of such Person’s gross negligence or willful misconduct. The Administrative Agent shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by any Seller or any of its Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Purchase Document, (iii) any failure of any Seller or any of its Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Section 8.1 or 8.2. The Administrative Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Purchase Document or to inspect the properties, books or records of any Seller or any of its Affiliates.
Section 13.4.    Reliance by the Administrative Agent.

(a)    The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Purchase Document unless it shall first receive such advice or concurrence of the Required Purchasers, and assurance of its indemnification, as it deems appropriate.
(b)    The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers and the Administrative Agent.
Section 13.5.    Actions by the Administrative Agent. The Administrative Agent shall take such actions, or refrain from taking such actions, under each of the Purchased Documents with respect to the rights and remedies of the Purchasers, including with respect to any Purchased Receivable, in each case as may be directed by the Required Purchasers; provided, that until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as Administrative Agent deems advisable and in the best interests of the Purchasers.
Section 13.6.    Non-Reliance on the Administrative Agent and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Seller, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of an investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Seller and the Purchased Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Purchase Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning a Seller or any of its Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
Section 13.7.    Administrative Agent and Affiliates. Each of the Purchasers and the Administrative Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with any Seller or any of its Affiliates and BTMUNY may exercise or refrain from exercising its rights and powers as if it were not the Administrative Agent. With respect to the purchase of Asset Interests in Receivables pursuant to this Agreement, the Administrative Agent, in its capacity as a Purchaser, shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its capacity as a Purchaser.
Section 13.8.    Successor Administrative Agent. The Administrative Agent may, upon at least twenty (20) days’ notice to each Seller and each Purchaser, resign as Administrative Agent. If the Person serving as Administrative Agent is subject to an Insolvency Event, the Purchasers (excluding the Purchaser that is also the Administrative Agent at such time, if applicable) may, to the extent permitted by applicable Law, by notice in writing to each Seller and such Person remove such Person as Administrative Agent. Any resignation or removal, as the case may be, shall not become effective until a successor agent is appointed by the Purchasers (excluding the Purchaser that is also the Administrative Agent at such time, if applicable), but with the consent of each Seller (provided, such consent shall not be unreasonably withheld, delayed or conditioned), and has accepted such appointment. Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring or removed, as applicable, Administrative Agent, and the retiring or removed, as applicable, Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under the Purchase Documents. After any retiring or removed, as applicable, Administrative Agent’s resignation or removal, as applicable, hereunder, the provisions of Sections 13 and 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
Section 13.9.    Reimbursement by the Purchasers. Each Purchaser will reimburse the Administrative Agent, to the extent that the Administrative Agent is not reimbursed by the Sellers pursuant to the terms of this Agreement, its Pro Rata Share of any and all reasonable costs and expenses (including without limitation, reasonable legal fees and expenses) incurred by the Administrative Agent in connection with the protection or enforcement of its rights under or in connection with this Agreement and the other Purchase Documents.

SECTION 14.	MISCELLANEOUS.
Section 14.1.    Indemnity. Except with respect to Taxes (which is governed by Section 12 above), each Seller agrees to indemnify, defend and save harmless the Administrative Agent (including each of its branches), each Purchaser (including each of its branches), each Participant, any liquidity or credit enhancement provider of any Purchaser or Participant and each of their Affiliates, officers, directors, employees or other agents (each, an “Indemnified Party”), forthwith on demand, from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs (including interest), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, regardless of whether any such Indemnified Party shall be designated as a party or a potential party thereto, and any fees or expenses incurred by each Indemnified Party in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign Laws, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of or incurred in connection with this Agreement, the other Purchase Documents, any Purchased Receivable or any of the transactions contemplated hereby or thereby, including, without limitation, with respect to (y) any representation or warranty or statement made or deemed made by a Seller under or in connection with this Agreement or any of the other Purchase Documents which shall have been incorrect as of the date when made or the occurrence of a Dispute or any failure of a Seller to comply with its covenants and other agreements contained in this Agreement or any other Purchase Document and (z) any Retained Obligations of a Seller (the “Indemnified Liabilities”); provided, no Seller shall have any obligation to any Indemnified Party hereunder with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnified Party, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) any non-payment of any Purchased Receivable except to the extent that such non-payment is caused by or is otherwise attributable to any event, circumstance or condition that gives rise to the occurrence of a Repurchase Event and (iii) any Indemnified Liabilities to the extent that such Indemnified Liabilities are otherwise payable by the Administrative Agent or a Purchaser under Section 5.1. Without prejudice to the survival of any other provision hereof, the terms of this Section 14.1 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.
Section 14.2.    Expenses. Each of the Sellers agree to pay promptly on demand (a) all actual and reasonable costs and expenses (including due diligence expenses) incurred by the Administrative Agent in connection with (i) the negotiation, preparation and execution of the Purchase Documents (including this Agreement) and (ii) any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby, including, in either case and without limitation, the reasonable fees, expenses and disbursements of counsel to the Administrative Agent in connection therewith; and (b) all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Administrative Agent or any Purchaser in enforcing any obligations of any of the Sellers under any Purchase Document or in collecting any payments due from any Seller hereunder or under the other Purchase Documents or in connection with any refinancing or restructuring of the purchase arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. Without prejudice to the survival of any other provision hereof, the terms of this Section 14.2 shall survive the termination of this Agreement and payment of all other amounts payable hereunder.
Section 14.3.    Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, the Administrative Agent and each Purchaser is hereby authorized by each Seller at any time or from time to time, without notice to any Seller or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by the Administrative Agent or such Purchaser to or for the credit or the account of any Seller against and on account of the obligations and liabilities of such Seller to the Administrative Agent or such Purchaser hereunder and under the other Purchase Documents, including all claims of any nature or description arising out of or connected hereto or with any other Purchase Document, irrespective of whether or not (a) the Administrative Agent or such Purchaser shall have made any demand hereunder or (b) any amounts payable hereunder shall have become due and payable pursuant hereto and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that the Administrative Agent or such Purchaser may only exercise its right of setoff in this Section 14.3 if a Facility Suspension Event has occurred and is continuing with respect to such Seller.
Section 14.4.    Notices, Addresses. All notices, requests and demands given or made under the Purchase Documents shall be given or made in writing and unless otherwise stated shall be made by email or letter using the address as specified below or such other address as the party may designate to the other party in accordance with the provisions of this Section 14.4:

If to the Administrative Agent:

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas
New York, New York 10020
Attn: R. Gregory Hurst
Email: rhurst@us.mufg.jp
With a copy to
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas
New York, New York 10020
Attn: Amy Mellon
Email: amellon@us.mufg.jp

If to the Sellers:
c/o CSC Government Solutions LLC, as Seller Representative
3170 Fairview Park Dr.
Falls Church, VA 22042
Attn: Charles Diao
Email: cdiao@csc.com

With a copy to:
Attn: Helaine (Lannie) G. Elderkin
Email: helderki@csc.com

With a copy to:
Reed Smith LLP
10 South Wacker Drive
Chicago, IL 60606-7507
Attn: J. Michael Brown
Email: jmbrown@reedsmith.com

If to a Purchaser:	The address specified below such Purchaser’s signature to this Agreement

All notices, requests and demands shall be deemed to have been duly given or made (a) when dispatched by email during the recipient’s normal business hours when the confirmation showing the completed transmission has been received, or (b) if mailed via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above. Each party to this Agreement shall promptly inform the other parties hereto of any changes in their respective addresses, email address specified herein.

Section 14.5.    Certificates and Determinations. Any certification or determination by the Administrative Agent or any Purchaser of a rate or amount under any Purchase Document shall be, absent manifest error, conclusive evidence of the matters to which it relates.
Section 14.6.    Assignments and Transfers.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Seller may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Purchaser, and no Purchaser may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).
(b)    Any Purchaser may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its interest in Purchased Receivables); provided that:
(i)     after such assignment no Purchaser has a Commitment of less than $50,000,000;
(ii)     if such assignment is a partial assignment, it is an assignment of a proportionate part of all the assigning Purchaser’s rights and obligations under this Agreement with respect to the Purchaser’s interest in Purchased Receivables or the Commitment assigned;
    (iii)     such assignment has been approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed) unless such assignment is to another Purchaser or any Affiliate thereof;
(iv)    the parties to such assignment shall have executed and delivered to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and
(v)    such assignee is not (A) a Seller or any Affiliate or Subsidiary thereof, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) an Ineligible Assignee or a Defaulting Purchaser.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 14.1 and 14.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c)    The Administrative Agent, acting solely for this purpose as an agent of the Sellers, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the Commitments of each Purchaser, and each Purchaser’s interests in the Purchased Receivables pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Sellers, the Administrative Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Seller and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Purchaser may at any time, without the consent of, or notice to, any Seller or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Seller or any Seller’s Affiliates or Subsidiaries or an Ineligible Assignee) (each, a “Participant”) in all or a portion of such Purchaser’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or such Purchaser’s interests in Purchased Receivables); provided that (i) such Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Sellers, the Administrative Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. For the avoidance of doubt, each Purchaser shall be responsible for the indemnity under Section 13.9 with respect to any payments made by such Purchaser to its Participant(s).
Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in the proviso to Section 14.8 without the consent of each Participant. Each Participant shall be entitled to the benefits of Sections 3.3, 12.1 and 12.2 (subject to the requirements and limitations therein, including the requirements under Section 12.1 (it being understood that the documentation required under Section 12.1 shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 12.1 or 12.2, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 14.3 as though it were a Purchaser; provided that such Participant agrees to be subject to Section 3.4 as though it were a Purchaser. Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Sellers, maintain a register on which it enters the name and address of each Participant and each Participant’s interest in the Purchased Receivables or other obligations under the Purchase Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in the Purchased Receivables or its other obligations under any Purchase Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Notwithstanding anything herein to the contrary, any Purchaser may assign or pledge a security interest in all or any portion of its rights under this Agreement to secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank. No such assignment and/or pledge shall release any Purchaser from its obligations hereunder.
Section 14.7.    No Waivers, Remedies Cumulative. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Purchaser, any right or remedy under the Purchase Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.
Section 14.8.    Amendment. No waiver, alteration, modification, amendment or termination hereof or of any of the provisions hereof shall be binding unless made in writing and duly executed by each Seller, the Administrative Agent and the Required Purchasers; provided that no such waiver, alteration, modification, amendment or termination shall, without the consent of all Purchasers: (i) increase or extend the Commitment of any Purchaser, (ii) alter the definition of the term Pro Rata Share or Asset Interest, (iii) extend the maturity of any Purchased Receivable or reduce any fee payable by any Seller to the Purchasers, (iv) alter the definition of the term Required Purchasers or alter, amend or modify this Section 14.8, (v) alter the term Purchase Price or is component parts or (vi) release any Seller or other Person from its obligations under this Agreement or any other Purchase Document (including any Parent Guaranty); provided that the Administrative Agent may amend, alter or modify any fee fetter executed in connection with this Agreement without consent of the other Purchasers. Notwithstanding anything to the contrary herein, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Purchaser or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers), except that (x) the Commitment of any Defaulting Purchaser may not be increased or extended without the consent of such Purchaser and (y) any waiver, amendment or modification requiring the consent of all Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser disproportionately adversely relative to other affected Purchasers shall require the consent of such Defaulting Purchaser.
Section 14.9.    Accounting Treatment; Non-Reliance. Each Seller agrees and acknowledges that (i) it is a sophisticated party in relation to this Agreement; (ii) it has made its own independent decision to enter into the Agreement, the other Purchase Documents to which it is a party and the transactions contemplated hereby and thereby and, in connection therewith, has obtained such independent accounting, legal, tax, financial and other advice as it deems necessary and appropriate (including, without limitation, as to the appropriate treatment of such transactions for accounting, legal, tax and other purposes) and (iii) it has not relied upon any representation or advice from the Administrative Agent, any Purchaser, any of their affiliates or any of their respective directors, officers, employees, contractors, counsel, advisors or other representatives in this regard.

Section 14.10.    Third Party Rights. Other than as specifically provided in this Agreement, no Person not a party to this Agreement shall be deemed a third party beneficiary hereof, provided that each Participant is an intended third party beneficiary of, and entitled to rely on, Section 14.1.
Section 14.11.    Counterparts. Each Purchase Document may be executed in any number of counterparts, and by the different parties thereto on separate counterparts; each such counterpart shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or electronic copy of an executed counterpart of this Agreement shall be effective as an original for all purposes.
Section 14.12.    Entire Agreement. The Purchase Documents constitute the entire agreement between the parties hereto in relation to the transactions contemplated hereby, and supersede all previous proposals, agreements and other written and oral communications in relation thereto.
Section 14.13.    Exclusion of Liability. To the extent permitted by applicable Law, no Seller shall assert, and each Seller hereby waives, any claim against the Administrative Agent, the Purchaser and their affiliates, members of the board of directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Purchase Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any purchase or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Seller hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 14.14.    Invalidity. If at any time any provision of the Purchase Documents shall be adjudged by any court or other competent tribunal to be illegal, invalid or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired, and the parties hereto will use their best efforts to revise the invalid provision so as to render it enforceable in accordance with the intention expressed in this Agreement.
Section 14.15.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the principles of conflicts of law thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
Section 14.16.    Consent to Jurisdiction. Any litigation based hereon, or arising out of, under or in connection with this Agreement or any other Purchase Document, shall be brought and maintained in the courts of the State of New York sitting in New York County, New York or in the United States district court for the Southern District of New York; provided, any suit seeking enforcement against any Receivables or other property may be brought, at the Administrative Agent’s option, in the courts of any jurisdiction where such Receivables or other property may be found. Each Seller hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. Each Seller further irrevocably consents to the service of process by registered mail, postage prepaid, to the address specified in Section 14.4 or by personal service within or without the State of New York. Each Seller expressly and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum.

Section 14.17.    WAIVER OF JURY TRIAL. EACH SELLER, THE ADMINISTRATIVE AGENT AND EACH PURCHASER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER PURCHASE DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 14.18.    USA Patriot Act. The Administrative Agent hereby notifies each Seller that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time (the “PATRIOT Act”), it and each Purchaser is required to obtain, verify, and record information that identifies each Seller, which information includes the name and address of each Seller and other information that will allow it and such Purchaser to identify each Seller in accordance with the PATRIOT Act.
Section 14.19.    Confidentiality. Each party hereto agrees to hold the Purchase Documents, the transactions contemplated thereby and all non-public information received by it in connection therewith from any other party hereto or its agents or representatives in confidence and agrees not to provide any Person with copies of this Agreement or such non-public information other than to (a) its affiliates and any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of such party or its affiliates, (b) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section 14.19 or has agreed to be subject to the terms of this Section 14.19, (c) credit support providers if they agree to hold it confidential pursuant to customary commercial terms, (d) Governmental Authorities with appropriate jurisdiction (including filings required under securities Laws) and (e) appropriate filings under the UCC. Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which: (i) was required by Law, including pursuant to a valid subpoena or other legal process, (ii) is disclosed or used in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Purchase Document or the enforcement of rights hereunder or thereunder, (iii) was in such Person’s possession or known to such Person prior to receipt or (iv) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).
Section 14.20.    Additional Sellers. From time to time during the term of this Agreement, the Seller Representative may request that one or more of its Affiliates be added as an additional seller (each, an “Additional Seller”) under this Agreement. Any such request shall be made by the Seller Representative to the Administrative Agent and the Purchasers, and provided that the Additional Seller Conditions Precedent are satisfied (as determined by each Purchaser in its sole and absolute discretion), the Administrative Agent (at the direction of the Purchasers) shall approve any such request. In the event that any such request is approved, prior to becoming an Additional Seller such approved Affiliate must execute a Joinder Agreement and deliver the same to the Administrative Agent and the Purchasers. Once an Affiliate has been added as an Additional Seller hereunder, such Additional Seller shall be a Seller hereunder, and each reference in this Agreement to “Seller” or “Sellers” shall also mean and be a reference to such Additional Seller.
Section 14.21.    Termination of Approved Obligor. Following the occurrence of an Approved Obligor Termination Event, the Administrative Agent may, and shall, at the direction of the Required Purchasers, revoke its approval of the relevant Approved Obligor without providing any prior written notice to the Seller Representative or any other Person. Once the Administrative Agent has revoked its approval of an Approved Obligor, such Person shall immediately cease to be an Approved Obligor hereunder (except with respect to outstanding Purchased Receivables) and the Administrative Agent shall provide an updated copy of Schedule A to the Seller Representative reflecting the then-current Approved Obligors.
Section 14.22.    Addition of Approved Obligor. From time to time during the term of this Agreement, the Seller Representative may request that one or more account debtors be added as an additional Approved Obligor under this Agreement. Any such request shall be made by the Seller Representative to the Administrative Agent and the Purchasers and shall include a proposed Approved Obligor Buffer Period. The Purchasers shall, in their absolute discretion, determine whether or not to accept any such request. Once each Purchaser has provided written approval of a proposed Approved Obligor to the Seller Representative and the Administrative Agent, such Person shall immediately become an Approved Obligor hereunder, and the Administrative Agent shall provide an updated copy of Schedule A to the Seller Representative reflecting the then-current Approved Obligors.
Section 14.23.    Termination of Sales by CSC as a Seller. At any time, upon at least five Business Days’ prior written notice to the Administrative Agent and the Purchasers, CSC may elect to permanently cease selling Eligible Receivables to the Administrative Agent (on behalf of the Purchasers) under Section 2.1. CSC shall cease to be a Seller under this Agreement and the other Purchase Documents without any further action by the parties on the Business Day following the date that the Administrative Agent (for the benefit of the Purchasers) has received all Collections to which it is entitled in respect of Purchased Receivables originated by CSC.
Section 14.24.    Amendment and Restatement. This Agreement amends and restates the Original Purchase Agreement in its entirety. This Agreement constitutes a renewal and restatement of, and not a replacement and substitution for, the obligations of the Sellers under the Original Purchase Agreement. The Asset Interests of the Purchasers and the obligations of the Sellers under the Original Purchase Agreement shall continue to be outstanding under this Agreement. Nothing in this Agreement shall release or otherwise adversely affect any or any rights of the Administrative Agent and the Purchasers against any guarantor, surety or other party primarily or secondarily liable for such obligations.
Section 14.25.    Release of CSC Parent Guaranty. In connection with the Spin-Off, CSC may request that any or all Parent Guaranties provided by CSC be terminated. The Purchasers will consider any such request in good faith and upon the written consent of each Purchaser, the Administrative Agent will terminate such Parent Guaranties (the date of termination being, the “CSC Guaranty Termination Date”) by providing written notice thereof to the Seller Representative and CSC. For the avoidance of doubt, it is understood and agreed that nothing in this Section 14.25 constitutes a commitment by any Purchaser to consent to any such termination request.
Section 14.26.    Reaffirmation of CSC. CSC, in its capacity as the guarantor under the CSC Parent Guaranty, hereby confirms and acknowledges that, notwithstanding the effectiveness of this Agreement, (i) the CSC Parent Guaranty shall continue in full force and effect, (ii) all references to the “Amended and Restated Master Accounts Receivable Purchase Agreement”, “MARPA” or the “Agreement” in the CSC Parent Guaranty shall be deemed to be references to this Agreement and (iii) all references to “Contract Receivables” therein shall instead be deemed to be references to “Receivables” (it being understood that such existing references to “Contract Receivables” were merely typographical errors and did not reflect the intent of the parties thereto).
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned, duly authorized officers on the date first above written:
SELLERS:

COMPUTER SCIENCES CORPORATION,
as Seller

By: /s/ H.C. Charles Diao
Name: H.C. Charles Diao
Title: Vice President and Treasurer

CSC GOVERNMENT SOLUTIONS LLC,
as Seller and Seller Representative

By: /s/ William L. Deckelman, Jr.
Name: William L. Deckelman, Jr.
Title: Vice President and Secretary

ADMINISTRATIVE AGENT:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Administrative Agent

By: /s/ Richard Gregory Hurst
Name: Richard Gregory Hurst
Title: Managing Director

PURCHASERS:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Purchaser

By: /s/ Lillian Kim
Name: Lillian Kim
Title: Director

Address:
The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
New York Branch
1251 Avenue of the Americas
New York, New York 10020
Attn: R. Gregory Hurst
Email: rhurst@us.mufg.jp

With a copy to:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
New York Branch
1251 Avenue of the Americas
New York, New York 10020
Attn: Amy Mellon
Email: amellon@us.mufg.jp

THE BANK OF NOVA SCOTIA,
as Purchaser

By: /s/ Pierre D’Avignon
Name: Pierre D’Avignon
Title: Vice - President

Address:
Scotiabank – Global Transaction Banking
1 Queen Street East, 2nd Floor
Toronto, Ontario, Canada
M5C2W5
Attn: Pierre D’Avignon, Vice President, Trade Finance Sales
Email: pierre.davignon@scotiabank.com

With a copy to:

Scotiabank – Global Transaction Banking
1 Queen Street East, 2nd Floor
Toronto, Ontario, Canada
M5C2W5
Attn: Jonathan Khan, Associate Director
Email: jonathan.khan@scotiabank.com

MIZUHO BANK, LTD.,
as Purchaser

By: /s/ Bertram Tang
Name: Bertram Tang
Title: Authorized Signatory

Address:
1800 Plaza Ten
Harborside Financial Ctr
City/State/Zip: Jersey City, NJ 07311
Attn: Helen Moi
Email: LAU_uscorp1@mizuhocbus.com

With a copy to:
1800 Plaza Ten
Harborside Financial Ctr
City/State/Zip: Jersey City, NJ 07311
Attn: Pamela Chen
Email: LAU_uscorp1@mizuhocbus.com

SCHEDULE A TO
SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

Approved Obligors

Approved Obligor	Approved Obligor Buffer Period (days)
Legislative Branch	50
Judicial Branch	50
Department of Agriculture	50
Department of Commerce	50
Department of Defense—Military Programs	50
Department of Defense—ARMY	50
Department of Defense—NAVY / Marine Corps	50
Department of Defense—Air Force	50
Department of Defense—All Other	50
Department of Health and Human Services	50
Department of the Interior	50
Department of Justice	50
Department of Labor	50
Department of State	50
Department of the Treasury	50
Social Security Administration	50
Department of Education	50
Department of Energy	50
Environmental Protection Agency	50
Department of Transportation	50
General Services Administration	50
Department of Homeland Security	50
Department of Housing and Urban Development	50

National Aeronautics and Space Administration	50
Office of Personnel Management	50
Small Business Administration	50
Department of Veterans Affairs	50
Executive Office of the President	50
International Assistance Programs-Department of State	50
Equal Employment Opportunity Commission	50
Federal Election Commission	50
Federal Trade Commission	50
National Science Foundation	50

SCHEDULE B TO
SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

UCC Information

(a) Name:	Computer Sciences Corporation
(b) Chief Executive Office:	3170 Fairview Park Drive, Falls Church, VA 22042
(c) Jurisdiction of Organization:	Nevada
(d) Organizational Number:	NV19591000386
(e) FEIN:	95-2043126
(f) Tradenames:	CSC
(g) Changes in Location, Name and Corporate Organization in the last 5 years:	None

(a) Name:	CSC Government Solutions, LLC
(b) Chief Executive Office:	3170 Fairview Park Drive, Falls Church, VA 22042
(c) Jurisdiction of Organization:	Nevada
(d) Organizational Number:	NV20151086294
(e) FEIN:	47-3093524
(f) Tradenames:	None
(g) Changes in Location, Name and Corporate Organization in the last 5 years:	None

SCHEDULE C TO
SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

ELECTRONIC SERVICES SCHEDULE
This Electronic Services Schedule is attached and made a part of the Agreement (as defined herein). In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Schedule, the terms and conditions of this Schedule shall control. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
Section 1.    As used herein:
“Agreement” means the Second Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of October 1, 2015 (as amended), among COMPUTER SCIENCES CORPORATION (“CSC”), CSC GOVERNMENT SOLUTIONS LLC, a Nevada corporation (“CSC Solutions”; CSC and CSC Solutions are referred as the “Sellers” and, each individually, as a “Seller”), the PURCHASERS described therein and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMU”), as administrative agent for the Purchasers (the “Administrative Agent”), including this Schedule, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
"Message" means all messages or other information sent by any Seller under the Agreement using the Program web portal.
“PrimeRevenue” means PrimeRevenue, Inc., which is a Service Provider hereunder.
“Program web portal” means the system interface of the Service Provider to be used by BTMU and any Seller so as to operate this Agreement or any updated or replacement system from time to time.
“Service Provider” means any person with whom an agreement has been entered into by BTMU and to whom the performance of certain obligations or exercise of certain rights in respect of the giving and receiving of Messages, and not in respect of any purchase of Receivables, is from time to time sub-contracted by BTMU.
Section 2.    Service Provider

2.1.
The parties to the Agreement agree that the Service Provider is and will be the service provider solely for BTMU and not the sub-contractor or agent of each Seller. Each Seller consents to BTMU outsourcing to the Service Provider the management of certain administrative functions under this Agreement, it being understood that only the rights and obligations issuing from this Electronic Services Schedule shall be outsourced.

Section 3.    Service Provider’ Systems and Platform

3.1.	To operate this Agreement, each Seller and BTMU shall use the Program web portal.

3.2.	Program related data will be updated and available for view access by each Seller and BTMU on a day to day basis in the Program web portal.

3.3.	Each Seller will upload and download information pertaining to Purchase Requests from the Program web portal.

3.4.
At date of this Electronic Services Schedule, the Service Provider means PrimeRevenue. BTMU may replace the Service Provider at any time or terminate this Electronic Services Schedule, and will give written notice thereof to each Seller.

Section 4.    Use of Service Provider’s Systems and Platform

4.1.
Each Seller shall have the right to use the content of the Program web portal to print and use reports downloaded from the Program web portal, and to save reasonable copies to such Seller’s hard drive, in each case solely for the purposes contemplated by the Agreement. Any copying, distribution, or commercial use of any of the content of the Program web portal not in furtherance of or related to the commercial purposes of the Agreement is not permitted, provided that no Seller will not be liable for any copying or distribution of any reports downloaded from the Program web portal to the extent that: (i) such action was required by Law, including pursuant to a valid subpoena or other legal process, (ii) such action is taken in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Electronic Services Schedule or any Purchase Document or the enforcement of rights hereunder or thereunder, (iii) the information copied and/or distributed was in such Person’s possession or known to such Person prior to receipt or (iv) the information copied and/or distributed is or becomes known to the public through disclosure in a printed publication (without breach of such Seller’s obligations hereunder).

4.2.
Service Provider retains all right, title, and interest in and to its Program web portal, including all software and other intellectual property underlying the Program web portal and associated therewith, all derivative works thereof, and in all media, but specifically excluding any materials, intellectual property or information provided by any Seller or BTMU (collectively, “Member Content”), all of which shall remain the property of the contributing party. Other than a royalty-free license to use the Program web portal during the term of this Electronic Services Schedule, nothing contained herein shall be construed as the grant of a license or other right by Service Provider to any Seller of the Program web portal or any intellectual property underlying or associated with the Program web portal. Each Seller grants to Service Provider for the term of this Electronic Services Schedule a royalty free, non-exclusive license to use, reproduce, display and modify such Seller’s Member Content for the purpose of allowing Service Provider to render the contracted-for services to BTMU.

4.3.
All of the design, text, graphics and the selection and arrangement thereof included in the Program web portal are protected by the copyright laws of the United States and foreign countries. The Program web portal and all associated intellectual property rights are owned by Service Provider and its licensors. All rights not expressly granted to a Seller are reserved to Service Provider and its licensors. Each Seller acknowledges that (a) the Program web portal incorporates confidential and proprietary technology developed or acquired by Service Provider, including the software underlying the Program web portal; and (b) it shall use such technology solely for the purposes set forth herein. This Section 4.3 shall survive the termination of this Electronic Services Schedule for a period of one year

4.4.
Service Provider may access and use the non-public financial, transactional and other information that is processed under this Agreement or otherwise acquired by Service Provider in connection with the Program web portal (“Seller Data”) for the purposes of providing and operating the Program web portal and related services. Each Seller represents that it has the right to permit Service Provider to use Seller Data as described in this Agreement and that such use will not violate any third person’s rights.

4.5.
Each Seller acknowledges that Service Provider may transfer Seller Data to a third person, in connection with: (a) any assignment arising from the acquisition of all or substantially all of its assets or equity interests; or (b) a delegation of hosting or other duties, provided that such third party service provider agrees to abide by appropriate confidentiality obligations.

4.6.	The parties may disclose Seller Data if required by applicable law to any government body, or duly authorized representatives thereof, upon an audit or other inspection by any of the same of the records or facilities of Service Provider. The applicable Seller will be notified promptly upon receipt of any order and upon the implementation of any change in laws which requires disclosure of Seller Data.

4.7.
Each Seller hereby acknowledges that Service Provider reserves the right to: (a) terminate such Seller’s access to and use of the Program web portal if such Seller permits any unauthorized third person or entity to access and use the Program web portal; and (b) interrupt or disable access to and use of all or any part of the Program web portal if necessary to prevent or protect against fraud, hacking, or illegal conduct or otherwise protect Service Provider’s personnel or the Program web portal, in Service Provider’s sole discretion and without notice.

4.8.
EACH SELLER ACKNOWLEDGES THAT NO WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE MADE BY SERVICE PROVIDER WITH RESPECT TO THE PROGRAM WEB PORTAL, THE UNDERLYING SOFTWARE, OR ANY SERVICES PROVIDED BY SERVICE PROVIDER, AND SUCH PROGRAM WEB PORTAL, SOFTWARE, AND SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS, AND AS AVAILABLE” BASIS. SERVICE PROVIDER EXPRESSLY DISCLAIMS LIABILITY AND SPECIFICALLY DENIES ANY RESPONSIBILITY FOR (A) THE COMPLETENESS, ACCURACY OR QUALITY OF INFORMATION OR ANY MEMBER CONTENT OBTAINED THROUGH THE PROGRAM WEB PORTAL, AND (B) SUCH SELLER’S USE OF OR INABILITY TO USE THE PROGRAM WEB PORTAL. THE USE OF THE PROGRAM WEB PORTAL, AND ANY MEMBER CONTENT OR INFORMATION OBTAINED VIA THE PROGRAM WEB PORTAL, IS AT SUCH SELLER’S OWN RISK.

4.9.
BTMU has the obligation to view the Messages sent in accordance with this Electronic Services Schedule and to act upon them under the terms of the Agreement, and, during any unavailability of the Program web portal to the Company, or following the change of Service Provider, accept to receive Purchase Requests and other notices as otherwise provided in the Agreement.

Section 5.    Security. Each Seller agrees that:

5.1.
Each Seller’s authorized employees may access the Program web portal using a unique user ID and password issued by System Provider. Each Seller and each authorized employee shall not allow any other individual to use such employee’s unique user ID and password to access the Program web portal. Each Seller and each authorized employee shall remain responsible for maintaining the strict confidentiality of the user IDs and passwords created for such Seller’s authorized employees;

5.2.
it will not intentionally or knowingly interfere with, defeat, disrupt, circumvent or tamper with or attempt to gain unauthorized access to the Program web portal or other information or instruction that is, by the terms of the Agreement to be transmitted through the Program web portal, or with the restrictions on use of functionality or access to information on any portion of the Program web portal, or attempt to do so; and

5.3.
it will not intentionally or knowingly introduce into any portion of Program web portal any device, software or routine, including but not limited to viruses, Trojan horses, worms, time bombs and cancelbots or other data or code that harms, or may adversely affect, the operation of the Program web portal.

Section 6.    Representations, Warranties and Covenants of each Seller. Each Seller hereby represents, warrants and covenants to and with BTMU that such Seller’s use of Program web portal is solely to settle genuine and lawful commercial trade transactions, arising in the ordinary course of business, for the purchase or sale of goods (including Receivables as defined under the Agreement) and/or services by or to such Seller from or to the BTMU or other third parties. No Seller shall use the Program web portal for investment or arbitrage functions or purposes, or in breach of any Laws, and any activity undertaken via the Program web portal shall not be used in furtherance of any of the foregoing.
Section 7.    No Implied Duties. Without limiting the liabilities of BTMU under the Agreement, BTMU shall be obliged to perform such duties and only such duties as are specifically set forth herein, and no implied duties or responsibilities shall be read or implied into the Agreement against BTMU. BTMU shall have no duties or obligations hereunder to any person or entity other than each Seller and, without limiting the foregoing, does not assume any obligation or relationship of agency or trust hereunder for, or with any other person or entity.
Section 8.    Third Party Beneficiary Rights. Each Seller and BTMU agree that Service Provider is an intended third party beneficiary of, and entitled to rely on Sections 2, 4, 5, and 6 of this Electronic Services Schedule and Section 14.19 of the Agreement.

SCHEDULE D TO
SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

COMMITMENTS OF THE PURCHASERS

Purchaser	Commitment
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$250,000,000
The Bank of Nova Scotia	$100,000,000
Mizuho Bank, Ltd.	$100,000,000

EXHIBIT A-1 TO
SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

[FORM OF SERVICING REPORT ATTACHED]

EXHIBIT A-2 TO
SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

______________, 20__
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch ,
as Administrative Agent
1251 Avenue of the Americas
New York, New York 10020
Attn: R. Gregory Hurst
Email: rhurst@us.mufg.jp

[Purchaser]
[                ]
[                ]
Attn: [                ]
Email: [                ]

Ladies and Gentlemen:
Servicing Report (Delivered Outside of PrimeRevenue System)
We refer to the Second Amended and Restated Master Accounts Receivable Purchase Agreement, dated as of October 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among COMPUTER SCIENCES CORPORATION, CSC GOVERNMENT SOLUTIONS LLC, the PURCHASERS described therein and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as administrative agent (the “Administrative Agent”). Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.
Please find attached hereto the latest Servicing Report.
Executed and delivered by the Seller Representative as of the date first above written.

CSC GOVERNMENT SOLUTIONS LLC

By:
Name:
Title:

[FORM OF SERVICING REPORT ATTACHED]

EXHIBIT B TO
SECOND AMENDED AND RESTATED MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

Form of Joinder Agreement

This JOINDER TO RECEIVABLES PURCHASE AGREEMENT dated as of [______], 20[__] (this "Agreement"), is by and among [NEW SELLER], a [jurisdiction and legal form] (the “New Seller”), the PURCHASERS party hereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, in its capacity as Administrative Agent (as defined below) under the RPA (as defined below). Capitalized terms used and not defined herein have the meanings given to them in the RPA.
WITNESSETH THAT:

WHEREAS, certain parties (the “Existing Sellers”) have entered into that certain Second Amended and Restated Master Accounts Receivable Purchase Agreement, dated October 1, 2015 (the “RPA”), among COMPUTER SCIENCES CORPORATION (“CSC"), a corporation duly organized and existing under the laws of the State of Nevada, as a Seller, CSC GOVERNMENT SOLUTIONS LLC (“CSC Solutions”), a Nevada limited liability company, as a Seller as Seller Representative, [SELLER C] (“[Seller C]”), a corporation duly organized and existing under the laws of the State of [●], as a Seller (each of CSC, CSC Solutions, [Seller C] and any Additional Sellers (as defined in the RPA), a “Seller” and collectively the “Sellers”), the PURCHASERS described therein and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as administrative agent for the Purchasers (“BTMU” and the “Administrative Agent”); and
WHEREAS, New Seller desires to be joined as a party to the RPA;
NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of accommodations given or to be given, to New Seller and the Existing Sellers by the Purchasers from time to time, New Seller hereby agrees as follows:
1.    New Seller acknowledges and agrees that it is a “Seller” under the RPA, effective upon the date of New Seller’s execution of this Agreement. All references in the RPA to the term “Seller” or “Sellers” shall be deemed to include the New Seller. Without limiting the generality of the foregoing, New Seller hereby repeats and reaffirms all covenants, agreements, representations and warranties made or given by a Seller contained in the RPA, and appoints the Seller Representative as its agent, attorney-in-fact and representative in accordance with Section 2.5 of the RPA.
2.    For purposes of the RPA, “Existing Account” with respect to the New Seller means [each of the following accounts]:
[(i)]    the account of the Seller Representative located at [____] (ABA [___]) with account number [____], which account is located at a depository bank satisfactory to the Administrative Agent and which account is subject to an Account Control Agreement[; and]
[(ii)    the account of the New Seller located at [____] (ABA [___]) with account number [____], which account is located at a depository bank satisfactory to the Administrative Agent and which account is subject to an Account Control Agreement.]

3.    New Seller agrees to execute and deliver such further instruments and documents and do such further acts and things as the Administrative Agent may deem reasonably necessary or proper to carry out more effectively the purposes of this Agreement.
4.    No reference to this Agreement need be made in the RPA or in any other Purchase Document or other document or instrument making reference to the same, any reference to Purchase Documents in any of such to be deemed a reference to the RPA, or other Purchase Documents, as applicable, as modified hereby.
5.    The laws of the State of New York (without regard to conflicts of laws principles) shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.
[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW SELLER:
[NEW SELLER],
as Seller

By:	Name: Title:
ACKNOWLEDGED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:
ADMINISTRATIVE AGENT:
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By:	Name: Title:
PURCHASER(S):
[PURCHASER]

By:	Name: Title:

EXISTING SELLERS:

COMPUTER SCIENCES CORPORATION,
as a Seller

By:	Name: Title:
CSC GOVERNMENT SOLUTIONS LLC,
as a Seller and Seller Representative

By:	Name: Title:

[SELLER C],
as Seller

By:	Name: Title:
[NEW SELLER],
as a Seller

By:	Name: Title: